Exhibit 10.22

MANAGEMENT SERVICES AGREEMENT

by and between

FOSTER DEVELOPMENT, INC.

(Management Company)

and

CHP II RIVERVIEW FL TENANT, LLC

(Tenant)

The Crossings at Riverview

Riverview, Florida

Effective as of September 1, 2018

MANAGEMENT SERVICES AGREEMENT

THIS MANAGEMENT SERVICES AGREEMENT, is made and effective as of the 1st day of September, 2018 (the “Effective Date”) by and between CHP II RIVERVIEW FL TENANT, LLC, a Delaware limited liability company (“Tenant”), and FOSTER DEVELOPMENT, INC., a Missouri corporation (“Management Company”).

WITNESSETH:

WHEREAS, CHP II RIVERVIEW FL OWNER, LLC, a Delaware limited liability company (“Landlord”) is the owner of that certain assisted living and memory care facility known as “The Crossings at Riverview” located at 8451 US-301, Riverview, Florida 33578 (the “Facility”) and all of the furniture, furnishings, equipment and other personal property located at the Facility; and

WHEREAS, Tenant and Landlord have entered into a lease agreement with respect to the Facility; and

WHEREAS, Tenant wishes to engage Management Company, and Management Company wishes to provide certain services to Tenant during the Term, relating to the management of the Facility, on the terms and conditions set forth herein.

NOW, THEREFORE, the parties hereto, intending to be legally bound, in consideration of the mutual provisions and covenants herein contained, agree as follows:

ARTICLE 1.

1.1Definitions.  The following terms shall have the meanings set forth below when capitalized herein:

“Adjusted NOI” means an amount equal to NOI plus an adjustment for Excess Insurance Cost (as hereafter defined) and/or Declined Insurance Savings (as hereinafter defined) as appropriate.  In the event a particular insurance policy is included in the calculation of both Excess Insurance Cost and Declined Insurance Savings, the adjustment to NOI for that policy shall be limited to the greater amount of Excess Insurance Cost or Declined Insurance Savings for that policy and not an adjustment under both concepts.

“Administrator” means such employee of the Management Company or Staffing Company who is responsible for the daily management of the Facility and will be under the direct supervision of Management Company (but at the expense of the Facility as an Operating Expense).

“Affiliate” means the following two entities are “Affiliates” if

(a)one of the entities is a Subsidiary of the other entity;

(b)both of the entities are Subsidiaries of the same entity; or

(c)both of the entities are Controlled by the same Person.

“Affiliated Agreement” means any Management Services Agreement by and between Management Company or its Affiliate and Tenant or its Affiliate, whether entered into as of the Effective Date or in the future.

“Agreement” means this Management Services Agreement, together with any amendments hereto entered into by the parties from time to time.

“Alternative Program” shall have the meaning set forth in Section 5.2.

“Base Management Fee” shall have the meaning set forth in Section 3.1(a).

“Budget” shall have the meaning set forth in Section 2.5(c).

“Business Day” means any day other than a Saturday, Sunday or legal holiday in the State of Florida.

“Capital Expenditures” means certain expenses for renovations, replacements, maintenance, alterations, improvements or renewals to the Facility that are typically classified as capital expenditures in accordance with GAAP; provided however, the parties acknowledge and agree that unit turnover costs shall not be deemed to be Capital Expenditures.

“Control” means:

(a)the right to exercise, directly or indirectly, a majority of the votes which may be voted at a meeting of (i) the shareholders of the corporation, in the case of a corporation, (ii) the shareholders of the general partner, in the case of a limited partnership, or (iii) the equity holders or other voting participants of a Person that is not a corporation or limited partnership; or

(b)the right to elect or appoint, directly or indirectly, a majority of (i) the directors of the corporation, in the case of a corporation, (ii) the directors of the general partner, in the case of a limited partnership, or (iii) a majority of the Persons who have the right to manage or supervise the management of the affairs and business of a Person that is not a corporation or limited partnership,

(c)and “Controlled” has a corresponding meaning.

“Declined Insurance Savings” shall have the meaning set forth in Section 5.2.

“Effective Date” shall have the meaning set forth in the first paragraph of this Agreement.

“Emergency and Evacuation Procedures” shall have the meaning set forth in Section 2.4(p).

“Employee Training Plan” shall have the meaning set forth in Section 2.4(a).

“Excess Cash Flow” shall mean an amount, if any, equal to Adjusted NOI in excess of the Incentive Threshold.

“Excess Insurance Cost” shall mean the amount, if any, that the cost of insurance required to be maintained by Management Company hereunder is increased due to a change by Tenant in the coverages types or limits required beyond those set forth on Exhibit A; provided, however, that if such annual cost increase is $5,000 or less, Excess Insurance Cost shall be deemed to be “zero”.

“Facility” shall have the meaning set forth in the recitals.

“Facility Employees” shall mean all persons employed in the operation of the Facility, whether employed (at the discretion of the Management Company) directly by the Management Company or by the Staffing Company.

“Facility Mortgage” means any mortgage or deed of trust secured by the Facility.

“FF&E Reserve” shall have the meaning set forth in Section 2.8.

“FF&E Reserve Payment” means an amount equal to $500.00 multiplied by the total number of rental units on an annual basis (but prorated for any partial Fiscal Year during the Term), and increasing on each Increase Date by three percent (3%) over the FF&E Reserve Payment for the prior year, and as may be further adjusted by Tenant and Management Company in connection with the required amounts set forth in the approved Budget pursuant to the terms of Section 2.5, or as otherwise required by Mortgagee.

“Fiscal Year” means each calendar year during the Term.  The period from the Effective Date through December 31, 2018 shall be the first Fiscal Year.

“GAAP” means generally accepted accounting principles in the United States.

“Hazardous Material” shall mean (a) any hazardous waste, any extremely hazardous waste, or any restricted hazardous waste, or words of similar import, as defined in the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.); (b) any hazardous substances as defined in the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.); (c) any toxic substances as defined in the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.); (d) any pollutant as defined in the Clean Water Act (33 U.S.C. § 1251 et seq.); (e) gasoline, petroleum or other hydrocarbon products or by-products; (f) asbestos; (g) any material, substance or waste subject to regulation pursuant to any regulations implementing the National Environmental Policy Act, including, but not limited to, those regulations set forth in 47 C.F.R. § 1.1301 1.1319 (1986), as amended and supplemented from time to time and any similar replacement regulations; or (h) any other materials, substances, or wastes subject to environmental regulation under any applicable federal, state or local law, regulation, or ordinance now or hereafter in effect.

“Incentive Management Fee” shall have the meaning set forth in Section 3.1(b).

“Incentive Threshold” means an amount, commencing in Fiscal Year 2020, equal to the anticipated NOI set forth in the Annual Budget for the applicable Fiscal Year (and prorated for any partial Fiscal Year), and which for Fiscal Year 2020 shall not be less than One Million Nine Hundred Thousand Dollars ($1,900,000).  Should Tenant expand the physical plant or add additional residential units, the foregoing thresholds may be adjusted as mutually agreed by Tenant and Manager.

“Incident” shall have the meaning set forth in Section 2.7.

“Increase Date” means January 1st of each Fiscal Year during the Term, with the first Increase Date being January 1, 2019.

“Inventories” means inventories as defined by GAAP and provisions in storerooms, medical supplies, other merchandise intended for sale, mechanical supplies, stationery and other expenses, supplies and similar items.

“Landlord” shall have the meaning set forth in the recitals.

“Legal Requirements” means any (i) law, code, rule, ordinance or regulation applicable to Tenant, Management Company and/or the Facility, the ownership or operation thereof or services provided at the Facility by any party; (ii) any order of any governmental authority having jurisdiction over Tenant, Management Company and/or the Facility, the ownership or operation thereof or services provided at the Facility by any party; (iii) any law, code, rule, regulation, bulletin, decision, ruling or opinion applicable to reimbursement by Medicare, Medicaid or any other governmental healthcare program for services or items rendered at the Facility and (iv) any guidance, opinions, directives or other publicly issued statements by a government authority or national accreditation or trade association stating best practices, recommended policies or procedures or similar advice for facilities similar to the Facility.

“Licenses” shall have the meaning set forth in Section 2.2.

“Management Company” shall have the meaning set forth in the recitals.

“Management Company Default” shall have the meaning set forth in Section 7.1.

“Management Company Expenses” shall mean those expenses that, unless otherwise approved as a part of the Budget, or otherwise approved by Tenant, shall be paid by Management Company without reimbursement by Tenant, including, without limitation:

(i)any expenses for Management Company’s corporate office physical plant, equipment or supplies or accounting software, other than as specifically included in the Approved Operating Budget;

(ii)any overhead expense of Management Company incurred in its general offices or salaries of any non-Facility specific executive personnel of Management Company, but excluding Management Company personnel allocated to initiatives for the Facility such as additional marketing or special capital projects as contained in the Budget or approved in writing by the Tenant;

(iii)salaries, wages, and expenses allocable to any personnel for activities with regard to providing in-house accounting services;

(iv)any salaries, wages, and expenses for any corporate office personnel located at the Facility;

(v)any computer time, equipment, payroll processing service or other expense used or incurred in processing payroll as such expense relates to  non-Facility specific Management Company personnel employed by Management Company, the books and records of the Facility or in preparing any statements or reports (other than the annual audits, tax returns and/or specialized reports required by outside agencies).  Payroll processing charges relating to Management Company personnel who are employed at the Facility will be the responsibility of the Tenant;

(vi)any employee claim which is not covered by insurance, if the claim arose as a result of the gross negligence or intentional misconduct of Management Company, or its employees, representatives or agents;

(vii)costs incurred by Management Company for political contributions;

(viii)costs attributable to losses which are covered by the indemnity obligations of Management Company pursuant to Section 8.2 of this Agreement;

(ix)costs incurred by Management Company for advertising expenses of Management Company (other than costs of marketing the Facility for lease or occupancy and costs of employment ads for positions at the Facility);

(x)costs incurred by Management Company for any in-house risk manager, architect, engineer, accountant or other professional advisor or consultant employed by Management Company (as distinct from third parties engaged for the performance of such services) except for allocations for services rendered directly to the Facility; and

(xi)costs incurred by Management Company for dues of Management Company or any of its employees in professional organizations or for any of Management Company’s employees participating in industry conventions or meetings.

“Management Company Losses” shall have the meaning set forth in Section 8.1.

“Management Fees” means the Base Management Fee and Incentive Management Fee.

“Mortgagee” means the holder of any Facility Mortgage.

“NOI” means Revenues less Operating Expenses.

“Operating Account” shall have the meaning set forth in Section 2.8(a).

“Operating Expenses” means any or all, as the context requires, of the following: (i) all costs and expenses incurred in connection with the operation, management and maintenance of the Facility, including, without limitation, all administrative, financial reporting, and general expenses, expenses relating to employment of Facility Employees (each of such expenses shall be “at cost” with no additional fee or mark-up including salaries, payroll taxes, benefits, cost of payroll, etc.); (ii) advertising and business promotion expenses; (iii) Management Fees; (iv) the cost of Inventories and Supplies consumed in the operation of the Facility; (v) costs and expenses for preparation of claims and billing submissions and collection of Receivables and other monies; (vi) insurance costs; (vii) all real property and personal property taxes and assessments; (viii) those costs and expenses that are expressly identified as Operating Expenses in this Agreement; (ix) costs related to accounting and management software fees and Management Company’s server utilization fees; (x) costs incurred to prepare a unit for an incoming resident; (xi) costs of maintenance and repairs not included in Capital Expenditures; (xii) food; (xiii) cost of compliance with Legal Requirements; (xiv) expenses related to the provision of services including, except to the extent billed directly to the resident, home health services; and (xv) any other non-capital costs and expenses incurred in connection with the operation of the Facility or as are specifically provided for elsewhere in this Agreement.  Operating Expenses shall not include any Management Company Expenses or deductions for: property debt service; depreciation or amortization; income taxes, franchise taxes or similar taxes; rent payable from Tenant to Landlord pursuant to the lease for the Facility; or costs relating to the Landlord’s or Tenant’s ownership structure (all of which shall be paid directly by Landlord or Tenant, as the case may be) or expenses incurred due to failure of Management Company to cause the Facility to comply with the Legal Requirements, subject to the terms hereof.  Notwithstanding the foregoing, Operating Expenses shall not include the FF&E Reserve.

“Performance Threshold” means an amount equal to the anticipated NOI set forth in the Annual Budget for the applicable Fiscal Year (and prorated for any partial Fiscal Year), but which, commencing with the Budget for Fiscal Year 2019, shall be: (a) One Million Six Hundred Thousand Dollars ($1,600,000) for Fiscal Year 2019, (b) One Million Eight Hundred Thousand Dollars ($1,800,000) for Fiscal Year 2020, (c) One Million Nine Hundred Thousand Dollars ($1,900,000) for Fiscal Year 2021, and (d) increased by two percent (2%) over the previous Fiscal Year for each Fiscal Year thereafter..

“Person” means any natural person, firm, corporation, general or limited partnership, limited liability company, association, joint venture, trust, estate, Governmental Authority or other legal entity, in each case whether in its own or a representative capacity.

“Portfolio Sale” shall have the meaning set forth in Section 7.5.

“Receivables” shall mean all billed and unbilled accounts receivable, trade receivables, work in progress, notes receivable and other receivables arising out of or related to the provision of services in connection with the Facility.

“Revenues” means, for the applicable period of time, but without duplication, all gross revenues and receipts of every kind derived by or for the benefit of Tenant, Management Company or their affiliates from operating or causing the operation of or arising out of the provision of services in connection with the Facility and all departments and parts thereof, determined in accordance with GAAP for each accounting period (with the exception of any pass-through fees), including, but not limited to: income from both cash and credit transactions (after reasonable deductions for rent concessions or rebates given, paid or returned in ordinary course of obtaining

Revenues, bad debt allowance, discounts for prompt or cash payments, refunds and credit card payment fees) from rental or subleasing of every kind; community fees; monthly occupancy fees; healthcare fees and ancillary service fees received pursuant to various agreements with residents of the Facility; license, lease and concession fees and rentals, off premises catering, if any, and parking; income from vending machines; proceeds, if any, from business interruption (but only to the extent it reimburses Tenant for lost income and not for additional or other expenses) or other loss of income insurance; club membership fees; income from food and beverage and catering sales; wholesale and retail sales of merchandise (other than proceeds from the sale of furnishings, fixtures and equipment no longer necessary to the operation of the Facility); and service charges, to the extent not distributed to Facility Employees as gratuities; all determined in accordance with GAAP; provided, however, that Revenues shall not include the following: (i) management fees or reimbursements paid by Tenant to Management Company pursuant to this Agreement; (ii) gross receipts of revenue generated by lessees, sublessees, licensees or concessionaires and not paid to Tenant, Management Company or their affiliates; (iii) gratuities to Facility Employees; (iv) federal, state or municipal excise, sales, occupancy, use or similar taxes collected directly from residents or guests of the Facility or included as part of the sales price of any goods or services; (v) proceeds of any insurance policy (except for loss of income insurance as provided above) or condemnation or other taking; (vi) any proceeds from any sale of the Facility or any other capital transaction; (vii) proceeds of any financing or refinancing of any debt encumbering the Facility or any portion thereof; (viii); proceeds from the disposition of furnishings, fixtures and equipment or any capital asset no longer necessary for the operation of the Facility; (ix) interest received or accrued with respect to amounts deposited in any operating or reserve accounts of the Facility; (x) security deposits until such time as the same are applied to current fees due for services rendered for the Facility; (xi) awards of damages, settlement proceeds and other payments received by Tenant in respect of any litigation other than litigation to collect fees due for services rendered from the Facility or otherwise compensating Tenant or Landlord for lost revenue; and (xii) payments under any policy of title insurance.  Any community fees or deposits or other amounts that are refunded to a resident shall be credited against Revenues during the month in which such refunds are made, if previously included in Revenues.

“Senior Living Facility” shall have the meaning set forth in Section 8.3(d).

“Severe Incident” shall have the meaning set forth in Section 2.7(a).

“Significant Property Damage” shall have the meaning set forth in Section 2.7(b).

“Staffing Company” means an entity affiliated with Management Company which will be the employer of all Facility Employees, except for supervisory employees identified by Management Company as key employees such as administrators, directors of health and welfare, and dietary supervisors who may be the employed by Management Company.

“Staffing Company Agreement” means the Agreement entered into by Management Company and Staffing Company under which Staffing Company agrees to be the employer of all Facility employees, in the form of Schedule 1.1 hereto.

“Subordinated Base Management Fee” shall have the meaning set forth in Section 3.1(c).

“Subordination Threshold” means, commencing with Fiscal Year 2020, an amount agreed upon by Tenant and Management Company as part of the Budget, but which in no event shall be less than One Million Nine Hundred Thousand Dollars ($1,900,000) for Fiscal Year 2020.  Should Tenant expand the physical plant or add additional residential units, the foregoing thresholds may be adjusted as mutually agreed by Tenant and Manager.

“Subsidiary” means, in respect of any Person:

(a)any corporation of which more than 50% of the outstanding capital stock having ordinary voting power to elect the majority of the board of directors of such corporation is at the time directly or indirectly owned by (i) such Person, (ii) such Person and one or more subsidiaries of such Person, or (iii) one or more subsidiaries of such Person; or

(b)any limited or general partnership, joint venture, limited liability company or other entity as to which (i) such Person, (ii) such Person and one or more of its subsidiaries, or (iii) one or more subsidiaries of such Person owns, more than a 50% ownership, equity or similar interest or has power to direct or cause the direction of management and policies, or the power to elect the general partner or managing partner (or equivalent thereof), of such limited or general partnership, joint venture, limited liability company or other entity, as the case may be.

“Supplies” means supply items necessary for the operation of the Facility.

“Tenant” shall have the meaning set forth in the first paragraph of this Agreement.

“Tenant Default” shall have the meaning set forth in Section 7.2.

“Tenant Losses” shall have the meaning set forth in Section 8.2.

“Tenant’s Insurance” shall have the meaning set forth in Section 5.2.

“Term” shall have the meaning set forth in Section 2.1.

1.2Recitals.  The recitals set forth above are hereby incorporated as if set forth herein in their entirety.

ARTICLE 2.
OPERATING TERMS AND APPOINTMENT AND EMPLOYMENT OF MANAGEMENT COMPANY AS AGENT AND GENERAL MANAGEMENT COMPANY OF THE FACILITY

2.1Term. The term of this Agreement shall commence on the Effective Date and shall continue for a period of five (5) years thereafter subject to earlier termination as set forth in Article 7 hereof (the “Term”).  After the expiration of the initial five (5) year Term, the Term shall be automatically extended for consecutive periods of one (1) year each unless written notice of an intent not to extend is provided by Tenant or Management Company to the other not less than one hundred twenty (120) days prior to the expiration of the then-current Term.

2.2Employment of Management Company. Tenant hereby appoints Management

Company as the sole and exclusive manager of the Facility and subject to Tenant’s ultimate responsibilities as the holder of the Licenses (as defined below) and in accordance with all Legal Requirements, Management Company agrees to act as the manager of the Facility.  In connection therewith, Management Company shall supervise, direct and control the day to day business activities, management and operation of the Facility and all phases of its operation and management in the name of and on behalf of Tenant upon the terms and conditions hereinafter stated. Management Company shall be responsible for managing the Facility in a professional, competent and business-like manner, in material compliance with all Legal Requirements and the terms and provisions of this Agreement. Management Company shall, subject to compliance of Tenant with its obligations hereunder, do all things as may be reasonably required to obtain, maintain and preserve all necessary licenses, permits, authorizations, certifications and approvals to operate the Facility so as to comply with all applicable Legal Requirements (collectively, the “Licenses”).

2.3Retention of Legal Ownership by Tenant. Tenant shall at all times continue to exercise legal ownership and control over the assets and operations of the Facility, and Management Company shall perform its responsibilities as described in this Agreement as agent to Tenant in accordance with written policies and directives adopted by Tenant.  By entering into this Agreement, Tenant does not delegate to Management Company any of the powers, duties, and responsibilities vested in the Tenant by Legal Requirements, or by its articles of incorporation or bylaws.  Management Company, at Tenant’s request, will propose written policies and directives from time to time for consideration and possible adoption by the Tenant.  Management Company will adopt, implement, and follow such written policies and directives that Tenant shall require, subject to any limitations stated herein.  Whenever this Agreement calls for the approval of Tenant, such approval shall be considered granted only if expressed in writing, which may be by email, and executed by a duly authorized officer of Tenant. In the absence of any requirement for Tenant consent, then Management Company shall be entitled, to the extent permitted by Legal Requirements, to rely upon its reasonable business judgment, consistent with the terms of this Agreement and the Budget, and act accordingly as agent for the Tenant.

2.4Management Services to be Provided by Management Company.  During the Term, Management Company shall, as agent and on behalf of Tenant, manage all aspects of the day-to-day operation of the Facility.  Management Company shall act in good faith and use its best reasonable efforts to perform its obligations hereunder. In connection therewith, to the extent permitted by Legal Requirements and in accordance with the Budget, Management Company (either directly or through supervision of Facility Employees) shall:

(a)

Use care and due diligence to select, employ (in the name of the Staffing Company), supervise, train and discharge an adequate staff of housekeepers, maintenance, food service, activity, office and other employees, including an Administrator (who may be replaced, from time to time), and promote, direct, assign and discharge all such employees at Management Company’s sole discretion.  All costs and expenses relating to Facility Employees, including compensation and benefits incurred by the Staffing Company, shall constitute an Operating Expense to be paid or reimbursed at Management Company’s actual cost, without additional mark-up.  Management Company shall provide for and maintain a comprehensive employee training and testing program with objective standards for all categories of employees which meets or exceeds all governmental and industry requirements and standards for minimum levels of training and degrees of experience, all as specified in the employee, operating procedure or other similar manual for the Facility, and will provide a level of staffing for all categories of employees consistent with first class standards at facilities offering similar services and at least equal to the minimum level of staffing required by Legal Requirements. Management Company shall provide for and maintain fidelity bonds and other appropriate protections with respect to any person with access to funds belonging to the Facility. Such training shall be implemented pursuant to a comprehensive program for training of Facility Employees which Management Company shall develop and implement meeting the Legal Requirements for use by the Facility (the “Employee Training Plan”).  Tenant hereby approves the Staffing Company Agreement.

(b)

Establish general salary scales, personnel policies and appropriate employee benefits for all Facility Employees. Facility Employee benefits may include insurance benefits, incentive plans for key employees, and holiday, vacation, personal leave and sick leave policy, consistent with the current policies of Management Company;

(c)

Issue appropriate bills for services and materials furnished by the Facility and use its commercially reasonable efforts to collect Receivables and monies owed to the Facility; design and maintain customary accounting, billing, resident and collection records; and prepare and file insurance, and any and all other necessary or desirable applications, reports and claims related to revenue production. All rates for services provided by Tenant and for the use of the Facility, and any changes therein, shall be subject to approval through the Budget. Tenant expressly assigns, to the extent permitted by Legal Requirements, to Management Company the full right, power and authority as its agent to administer, process and collect on Tenant’s behalf and in its name, all Receivables and monies owed to the Facility. Any and all refunds, volume discounts, rebates, reduced rates for timely payment, or other benefits derived from business done at, on or through the Facility shall belong to Tenant and not to Management Company;

(d)

Plan, supervise and conduct a program of regular maintenance and repair of the Facility. Management Company shall not make any additions to the Facility increasing or decreasing the square foot area, unit count, or licensed bed capacity, without the prior written approval of Tenant, which approval may be granted or withheld in Tenant’s sole and absolute discretion. Management Company shall maintain a maintenance log of all repairs, replacements or improvements made to the Facility which are capitalized under generally accepted accounting principles;

(e)

Provide directly, or through contracts, all necessary services, food, beverages, cleaning and other supplies, equipment, furniture and furnishings for the operation and maintenance of for the account of Tenant.  Unless the consent of Tenant is otherwise obtained, all contracts or agreements entered into by Management Company for the account of the Tenant shall be for a term of one (1) year or less (unless for an amount of less than $10,000 in expected annual compensation for certain contracts that customarily have a term of more than one year (such as elevator maintenance contracts)) and be less than $25,000 (or $50,000, provided such contract may be terminated by Tenant without fee or penalty upon no more than thirty (30) days’ notice) in expected annual compensation, and shall provide for payments contemplated by the then current Budget.  To the extent permitted by Legal Requirements and the terms offered by vendors, Management Company will offer to the Facility the opportunity to participate in any group or volume purchasing contracts in which Management Company may from time to time participate wherein such participation by the Facility, in the sole opinion of Management Company, is deemed to be appropriate and practical, provided that if any such group or volume purchasing contract provides for an administrative fee payable to Management Company or its Affiliates, (i) such administrative fee shall be reasonable and reflect arms-length market rate terms and shall be first disclosed to Tenant before the Facility participates in such contract and (ii) Tenant shall have the right to disapprove the Facility’s participation in such contract in Tenant’s sole and absolute discretion.  The Facility shall receive, pro rata if applicable, the financial benefits of any purchasing contract concessions, discounts or rebates with respect to any such contracts in which it participates.  Any contracts, the expense of which is not provided for in the Budget, will be subject to the approval of the Tenant.

(f)	Administer, supervise and schedule resident and other services of the Facility as required under any residency agreement, including the provision of food, and other ancillary services;
(g)

Provide for the orderly payment of accounts payable, all payments to the Staffing Company for payroll services provided to the Facility, taxes, insurance premiums and all other customary obligations of the Facility, and timely file all applicable sales tax and/or personal property tax returns for the Facility;

(h)

Institute standards and procedures for admitting and discharging residents pursuant to Legal Requirements, for charging residents for services and for collecting the charges from residents or third parties;

(i)

Furnish to the Facility any and all policy manuals needed for the operation of the Facility, including, but not limited to, the Employee Training Plan, and propose revisions to said policy manuals as is needed from time to time to assure, to the best of Management Company’s ability, that the Facility complies with all applicable Legal Requirements.  All manuals, procedures, guidelines, work product, and other materials generated by Management Company (except for the Employee Training Plan and any manuals existing at the Facility on the Effective Date or any manuals that are produced as part of the Operating Expenses, excluding policy and procedure manuals of Management Company), however, are and shall remain the physical and intellectual property of Management Company and shall remain the exclusive property of Management Company even upon the expiration or termination of this Agreement;

(j)

If requested by Tenant, procure as an Operating Expense (i) the insurance set forth in Article 5 and Exhibit A or (ii) such insurance as may otherwise be required from time to time by a Mortgagee, Tenant or applicable Legal Requirements.

(k)

Negotiate and enter into, in the name of and on behalf of Tenant, such agreements, contracts and orders on a competitive price basis as it may deem necessary or advisable for the furnishing of services, concessions and supplies for the operation and maintenance of the Facility, subject to the limitations set forth in Section 2.4(e).

(l)

Handle and settle all employee relations matters, provided however, that except as may be required by any Legal Requirements, without the prior participation and consent of Tenant, which may be withheld in its sole and absolute discretion, Management Company shall not contact, recognize, initiate or respond formally to communication with any organized labor union regarding the Facility by any means including, without limitation, execution of any instrument which recognizes any labor union with respect to Facility Employees, any collective bargaining agreement, neutrality or any labor contract resulting therefrom non-voluntarily agree to collectively bargain with Facility Employees in any proposed bargaining unit at the Facility;

(m)	Obtain and maintain, on Tenant’s behalf and in Tenant’s name, pursuant to Section 2.9, Licenses required by Legal Requirements for the operation of the Facility;
(n)

Maintain an accounting and internal control system using accounts and classifications consistent with those used in similar communities and as may be directed by Tenant from time to time, including suitable books and records of control and accounts as are necessary or required in order to comply with all Legal Requirements;

(o)

Coordinate, on arm’s length, market rate terms as approved by Tenant, but not provide unless otherwise licensed to do so, the provision of home health care and other ancillary services to residents of the Facility as Management Company may deem reasonable, necessary or desirable in connection with the management of the Facility;
(p)

Prepare and present to on-site personnel written emergency and evacuation procedures for the protection, warning, and safe and timely evacuation of the Facility of all residents, guests, invitees, and staff (the “Emergency and Evacuation Procedures”). Management Company agrees to consult with insurance carrier loss prevention consultants from time to time, and to change such Emergency and Evacuation Procedures if reasonably recommended by them; provided, that the Emergency and Evacuation Procedures shall at all times comply with all Legal Requirements. Management Company shall take such steps as it deems appropriate to assure the proper training of Facility Employees, and shall assure that all residents receive and are knowledgeable about such Emergency and Evacuation Procedures.

(q)

Management Company shall take such action as shall be necessary to ensure that the Facility and the management thereof by Management Company comply in all material respects with all Legal Requirements applicable to the Facility or the management thereof by Management Company.  The parties agree that, to the extent required by Legal Requirements, the services provided under this Agreement will comply in all material respects with all federal and state-mandated regulations, rules, or orders applicable to the services provided herein, including but not limited to regulations promulgated under Title II, Subtitle F of the Health Insurance Portability and Accountability Act (Public Law 104-91).  Each party shall promptly provide to the other party within ten (10) days after receipt, all (i) notices, reports or correspondence from governmental agencies that assert deficiencies or charges against the Facility or that otherwise relate to the suspension, revocation, or any other action adverse to any License, all plans of correction submitted in response thereto and all correspondence relating thereto and (ii) all notices or demands from third parties alleging any violation of the Legal Requirements including, but not limited to, those related to the services provided at the Facility to residents.

(r)

Management Company shall take such action as may be necessary to comply promptly with any and all orders, evaluations, reports, or other Legal Requirements or, with Tenant’s prior consent (which consent may be granted or withheld in Tenant’s sole and absolute discretion), appeal or otherwise contest any action taken by any governmental agency against the Facility.   In connection with any such appeal, Tenant shall adequately secure and protect Management Company from loss, cost, damage or expense by bond or other means reasonably satisfactory to Management Company in order to contest by proper legal proceedings the validity of any such Legal Requirement. Notwithstanding the foregoing, Tenant shall have no obligation to secure and protect Management Company from any loss, cost, damage or expense that arises directly out of Management Company’s breach of any of its covenants under this Agreement.  Tenant, after having given its written approval, shall cooperate with Management Company with regard to the contest, and Tenant shall pay all reasonable attorneys’ fees incurred with regard to the contest from the Operating Accounts. Counsel for any such contest shall be selected by Management Company and approved by Tenant. Management Company shall, with the consent of Tenant and at Tenant’s cost and expense, process all third party payment claims for the services provided at the Facility, including, without limitation, consent to the exhaustion of all applicable administrative proceedings or procedures, adjustments and denials by governmental agencies or their fiscal intermediaries as third party payors.

(s)

To the extent modification of this Agreement is required to comply with Legal Requirements, Management Company and Tenant agree to make such modification to cause this Agreement to comply with all Legal Requirements. Expenses incurred as the result of the noncompliance, cure and/or appeal shall, unless caused by breach of Management Company’s obligations hereunder, be the responsibility of Tenant. Management Company, however, shall not take any action under this Section so long as Management Company has been informed that Tenant is contesting, or has affirmed its intention to contest any such order or requirement, unless a failure to comply promptly with any such order or requirement would expose Management Company to civil or criminal liability.

(t)	Management Company immediately shall deliver to Tenant copies of all notices received by it or received at the Facility from any Mortgagee.
(u)

Management Company shall oversee all capital projects involving Capital Expenditures set forth in the Approved Capital Budget.  Except as otherwise approved in writing by an officer or authorized representative of Tenant (in Tenant’s sole and absolute discretion), all Capital Expenditures shall be made only in accordance with an Approved Capital Budget. In the event of any emergency requiring prompt action for the protection and safety of the Facility or the residents and staff therein, in which it is not practicable to obtain prior approval from the Tenant or a representative of the Tenant, Management Company shall be entitled to take any required or necessary action without Tenant’s prior approval.  Management Company shall provide a report to Tenant as soon as practicable outlining the emergency situation and the actions taken.

(v)

Management Company shall establish and maintain records and procedures to account for any resident funds deposited with the Facility.  In the event the Facility shall receive any such resident funds, one or more “resident trust accounts” shall be established in accordance with the terms hereof and all disbursements therefrom and records and procedures relating thereto shall conform with the requirements of third party reimbursement, licensure and all other applicable requirements and the terms hereof.

(w)

Management Company shall maintain adequate systems and procedures governed by written policies and procedures covering all aspects of its operational and fiscal processes and sufficient to ensure that the Facility’s assets and business are safeguarded in all material respects.

(x)

To the extent any removals or remediation of Hazardous Materials are required by Tenant or applicable law, the Management Company shall coordinate and implement such removals and remediation measures, and any amounts paid in connection with such action shall be considered an Operating Expense.

(y)

Management Company shall undertake reasonable efforts to notify Tenant concerning the presence of any Hazardous Materials on or under the Facility of which the Management Company has knowledge; provided, however, that unless required by Legal Requirements, the parties shall otherwise maintain such information confidential.

2.5Budget.

(a)	The Approved Operating Budget and Approved Capital Budget for Fiscal Year 2018 are attached hereto as Exhibit B.
(b)

For each Fiscal Year thereafter, Management Company shall submit to Tenant in Microsoft Excel format and at least sixty (60) days prior to the beginning of such Fiscal Year during the Term, an annual budget covering the operations of, and proposed Capital Expenditures to be made with respect to, the Facility containing the following items:

(i)A capital expenditure budget (the “Proposed Capital Budget”) setting forth, on a cash basis, an estimate of the Capital Expenditures to be incurred for the Facility, on a monthly basis for the next Fiscal Year.  Tenant may approve or reject each proposed Capital Expenditure in its sole and absolute discretion, except those required by Legal Requirements.  All Capital Expenditures shall be paid from the FF&E Reserve; provided, however, that Capital Expenditures that do not qualify under the Facility Mortgage for payment from the FF&E Reserve shall be paid for from the Operating Account.  Notwithstanding anything herein to the contrary, if and as required pursuant to any Facility Mortgage, the Proposed Capital Budget shall generally provide for at least $500 per unit of Capital Expenditures for the Facility to be expended from the FF&E Reserve on a rolling twelve (12) month basis;

(ii)An operating budget (the “Proposed Operating Budget”) setting forth, on an accrual basis and in sufficient line item detail, an estimate of the following items for the Facility, on a monthly basis for the next Fiscal Year:

(a)unit occupancy and resident census;

(b) Revenues, including sufficient detail of room and board charges,

and resident care and ancillary services fees; and

(c)Operating Expenses, including the costs for repairs and maintenance not included in Capital Expenditures.

(c)

Tenant shall approve or disapprove of the Proposed Operating Budget and Proposed Capital Budget in writing to Management Company, detailing the basis for disapproval, within thirty (30) days after receipt.  Tenant shall have the right to disapprove any Proposed Capital Budget which contemplates expenditures in excess of the FF&E Reserve, unless such expenditures are required by applicable Legal Requirements.  If Tenant does not approve or disapprove of the Proposed Operating Budget or Proposed Capital Budget within such thirty (30) day period then Tenant shall be deemed to have disapproved the Proposed Operating Budget or Proposed Capital Budget, as applicable.  If Tenant disapproves the Proposed Operating Budget or Proposed Capital Budget in the manner described above, Management Company will resubmit the Proposed Operating Budget or Proposed Capital Budget within fifteen (15) days after initial rejection.  Tenant shall approve or disapprove any such resubmitted Proposed Operating Budget or Proposed Capital Budget within fifteen (15) days of its receipt thereof.  The Tenant shall not unreasonably withhold or delay its approval of any Proposed Operating Budget or Proposed Capital Budget submitted by Management Company.  If Tenant does not approve or disapprove of such resubmitted Proposed Operating Budget or resubmitted Proposed Capital Budget within such fifteen (15) day period, then Tenant shall be deemed to have approved such resubmitted Proposed Operating Budget or resubmitted Proposed Capital Budget, as applicable.  The Operating Budget and the Capital Budget as so finally approved by Tenant shall constitute the “Approved Operating Budget” and the “Approved Capital Budget”, respectively, for purposes hereof.  The Approved Operating Budget and the Approved Capital Budget shall be known collectively as the “Budget” for purposes hereof.  Should the budgeting process be delayed for any reason, until such delay is resolved, Management Company will manage the Facility under the prior Fiscal Year’s Budget.

(d)

An Approved Operating Budget shall constitute authorization for Management Company to expend funds to manage the Facility pursuant to such Approved Operating Budget, and Management Company may do so without further approval. Management Company shall adhere to the Approved Operating Budget provided, however, that Management Company may exceed the Approved Operating Budget for any given month provided that the excess expenditure does not exceed the greater of 10% or $10,000 for each operating expense functional line item of the Approved Operating Budget.

(e)	If at any time circumstances indicate that the Approved Operating Budget does not properly take into account the projected needs of the Facility,

Management Company shall notify Tenant of the same and shall submit to Tenant a proposed revision to the Approved Operating Budget which Tenant shall approve or disapprove within thirty (30) days after submission. If the proposed revision is disapproved by Tenant, Tenant and Management Company shall endeavor to agree on a revised Approved Operating Budget. Once and if approved, Management Company’s authority as to any revised Approved Operating Budget is the same as that authorized for the original Approved Operating Budget.

(f)

The Approved Capital Budget shall constitute authorization for Management Company to make the Capital Expenditures contemplated thereby. Tenant must approve in writing, in its sole and absolute discretion, Management Company entering into any contract with any Affiliate of Management Company and terms of any such contract in connection therewith before any work commences.  If Management Company believes the purchase or installation of new or replacement equipment or other capital items not contemplated by the Approved Capital Budget is or will be necessary or desirable, Management Company shall advise Tenant thereof, but shall cause such items to be purchased and installed only after obtaining the prior written authorization of Tenant, which authorization may be granted or withheld in Tenant’s sole and absolute discretion.

2.6Reports to Tenant.

(a)

During the Term, Management Company shall deliver to Tenant the following statements for the Facility prepared in accordance with GAAP applied consistently from period to period (which shall be certified by an officer of Management Company as being true and accurate in all material respects) by the fifteenth (15th) calendar day of the month, except for the rent roll which shall be submitted within the fifth (5th) Business Day of the month, and except for those items set forth immediately below at Sections 2.6(a)(i), 2.6(a)(ii) and 2.6(a)(x) which shall be submitted within the tenth (10th) calendar day of the month:

(i)Balance sheet and income statement, including a comparison of actual monthly Revenues against the estimated amount set forth in the Approved Operating Budget;

(ii)Trial balance (in Microsoft Excel format)

(iii)rent roll;

(iv)Report of daily census for the month;

(v)Marketing report in a form used for such reports by Management Company internally;

(vi)Twelve month rolling cash flow projection;

(vii)Detail of Management Fees calculations;

(viii)Capital Expenditure reconciliation to the Approved Capital Budget, with supporting documentation, including but not limited to invoices and contracts (in Microsoft Excel format);

(ix)Disclosure of any material communications with regulatory agencies and state surveys;

(x)Reconciliation Statement that sets forth any activity in the equity account of Tenant resulting from additional deposits into or withdrawals from the FF&E Reserve or the Operating Account by Tenant or one of its Affiliates, together with underlying documentation (including, but not limited to, invoices and contracts)(in Microsoft Excel format);

(xi)Most recent sales tax and personal property tax filings, if and as applicable, with the monthly reporting submittals;

(xii)Written report showing expenditures that vary from what is allocated in either Approved Operating Budget or Approved Capital Budget by the greater of five percent (5%) or five thousand and no/100 dollars ($5,000.00) with a written explanation for such variance; and

(xiii)any other information relating to the Facility reasonably requested by Tenant.

(b)

As an Operating Expense, Management Company shall prepare the following final reports consistent with GAAP (which shall be certified by an officer of Management Company as being true and accurate in all material respects) and management status reports of the Facility, to be submitted to Tenant within thirty-five (35) days after the end of each Fiscal Year:

(i)Balance sheet and income statement, including a comparison of actual Revenues against the estimated amount set forth in the Approved Operating Budget;

(ii)Calculations of Management Fee;

(iii)Fixed asset additions;

(iv)Capital expense reconciliation to the Approved Capital Budget;

(v)Communications with any regulatory agencies; and

(vi)Management Company will cooperate in providing other reports as reasonably requested by Tenant.

(c)

Management Company shall also provide any assistance as reasonably requested by the independent accountants for the Facility, selected by Tenant, in the preparation of audited financial statements for the Facility. Such audited financial statements shall be prepared at Tenant’s expense in accordance with GAAP and delivered to Management Company and Tenant.

(d)

Management Company shall provide to Tenant all accounting, financial statement, and compliance-related deliverables described on and within the timeframes outlined on Exhibit C attached hereto by e-mail as directed by Tenant and, if applicable, using the corresponding template as set forth on Exhibit C.  In the event there shall be any inconsistency between the terms and conditions set out in this Section 2.6 and the terms and conditions of Exhibit C, this Section 2.6 shall prevail.

(e)	Management Company shall also provide the following services related to the monthly and annual reports:

(i)Management Company shall make available to Tenant for inspection and/or copying by Tenant upon request, all books, records and financial data relating to the Facility in Management Company’s possession.  Tenant shall notify Management Company at least five (5) Business Days in advance of such inspection and shall conduct such inspection during mutually agreeable business hours.

(ii)Management Company shall promptly provide Tenant with (a) copies of all findings and reports made pursuant to all licensure and/ or certification surveys conducted at the Facility, all plans of correction submitted in response thereto, and all correspondence relating to any deficiencies noted pursuant to such surveys and (b) all documents related to any threatened or pending litigation with respect to the Facility.

(iii)Management Company shall reasonably assist the Tenant and its accountants in preparing and delivering to any lender, including Mortgagee, any required monthly and annual reports.

(iv)Management Company shall provide Tenant annually with information concerning any new competing community, and shall provide Tenant annually with any revisions to the marketing plan for the Facility, and an annual competitive analysis showing the Facility’s position in the market with a survey of pertinent data of competing communities (to the extent requested by Tenant).

(v)Management Company shall provide Tenant with a market analysis on or before the time of submission of the Proposed Operating Budget, setting forth basic demographic data relating to the market area of the Facility, including, population growth, employment and unemployment levels, age and other significant demographic characteristics of the population, major employers and housing starts.

(vi)Management Company shall provide Tenant with disclosure of any material communications with regulatory agencies, public payors, providers of ancillary services as the Facility such as, but not limited to, home health, therapy, pharmacy and hospice services and state surveys within three (3) days of receipt of such communications.

2.7Incident Reporting.  In the event of a Severe Incident (defined in Section 2.7(a) below) or Significant Property Damage (defined in Section 2.7(b) below) (in each case,  an "Incident"), Management Company shall notify Tenant within twenty-four (24) hours of learning of the occurrence of any such Incident via email at notice@cnl.com.  Such email notification shall include, at a minimum, (i) the names and contact information of the parties involved in the Incident, to the extent known at that time, (ii) a brief description of the Incident, and (iii) all measures that Management Company (or any other Person(s), to the knowledge of Management Company) is currently undertaking, or plans to undertake to the extent known, to resolve the Incident and to prevent, in connection with a Severe Incident and/or Significant Property Damage, any further harm to person or damage to property as result of such Incident.

(a)

Severe Incident.  The defined term "Severe Incident" shall mean any material or significant accident, incident, claim, cause of action, loss of or damage to the Facility or any other property of third parties, or injury to or death of a person occurring on or about the Facility or adjoining sidewalks or rights of way under Management Company's control during the Term, including, but not limited to, the following: (i) a fatality, (ii) claim of abuse, assault or molestation, (iii) personal injury resulting in the amputation of a limb, brain injury, burns over fifty percent (50%) or more of a person's body, hearing or sight loss, internal injury resulting in impaired organ function, spinal cord injury resulting in any degree of paralysis, or substantial disfigurement, (iv) a mass casualty event, such as a flood, wildfire or building fire, earthquake, or building collapse, or (v) the elopement of a resident or a missing resident.  Notwithstanding the foregoing, Management Company shall not have to provide any information regarding a Severe Incident which would violate HIPAA or any similar patient confidentiality law or act, nor shall Tenant have to report any deaths which occur in the ordinary course of medical care and not out of an unusual incident.

(b)

Significant Property Damage.  The defined term "Significant Property Damage" shall mean any incident resulting in significant damage to the Facility including, but not limited to the following: fires, floods, hail, severe wind, hurricanes and/or tornados, earthquakes, catastrophic structure failure, roof collapse, or any Force Majeure Event caused by either man or nature.

2.8Bank Accounts and Cash Balance.

(a)

Management Company shall deposit all Revenues received into a separate, segregated bank account (the “Operating Account”) established in Tenant’s name at a bank approved by Tenant and Management Company, and shall supervise the disbursements from the Operating Account on behalf of Tenant of such amounts and at such times as the same are required in Management Company’s reasonable business judgment, and in accordance with the provisions of this Agreement. Management Company shall discharge such supervisory responsibilities in accordance with reasonable and customary business standards and practices.  All Operating Expenses, including Management Fees, shall be paid out of the Operating Account.  Tenant and Management Company shall specify the signatory or signatories of Management Company required on all checks or other documents of withdrawal submitted by Management Company on the Operating Account. Funds in the Operating Accounts shall not be commingled with any other funds controlled by Management Company, unless approved by Tenant and will be disbursed only in accordance with this Agreement and, from time to time, upon the specific instructions of Tenant. Management Company shall not withdraw any monies from the Operating Account to pay any item other than Operating Expenses permitted pursuant to the Approved Operating Budget or the Approved Capital Budget, as applicable, including the Management Fee and all amounts due Management Company or its affiliates pursuant to any other agreement in respect of the Facility, or any emergency expenses pursuant to Section 2.4 hereof.

(b)

Landlord shall establish a reserve account (the “FF&E Reserve”) at a bank approved by Management Company, such approval not to be unreasonably withheld or delayed.  Each month during the Term, Management Company shall transfer into the FF&E Reserve an amount equal to one twelfth (1/12) of the FF&E Reserve Payment.  Transfers into the FF&E Reserve shall be made on or before the fifteenth (15th) day of each month.  Funds deposited into the FF&E Reserve shall be disbursed in accordance with the Approved Capital Budget.  Management Company and Tenant or Landlord shall each be signatories on the FF&E Reserve, but the Landlord shall be the account holder and all funds contained therein shall be the property of Landlord.

(c)

All rights granted to Management Company under the terms of this Agreement, including the payment of Management Fees, are and shall be subordinate to the liens of lenders securing the current indebtedness of Tenant (however, any Management Fees which are not paid due to the foregoing subordination provision shall accrue and Management Company shall have the right to terminate this Agreement in accordance with the terms of Section 7.2(a)(iv)).

(d)	Tenant will maintain a minimum cash balance of $50,000 in the Operating Account. Tenant will also fund all reasonable cash requests of Management

Company to maintain the foregoing cash balance in the Operating Account. Without limiting the foregoing, on the Effective Date, Tenant will fund the Operating Account with a minimum of $50,000.
(e)	Tenant may sweep, on a monthly basis, all cash in excess of the above-described minimum cash balance, by the 20th calendar day of the following month.

2.9Licenses.

(a)

Management Company, as agent of Tenant, shall assist Tenant in its application for, and maintenance of, in Tenant’s name, all Licenses from all governmental agencies which have jurisdiction over the Tenant and operation of the Facility.

(b)

Neither Tenant nor Management Company shall knowingly take any action or fail to take any action which could reasonably be expected to cause a governmental authority having jurisdiction over the operation of the Facility to institute any proceeding to suspend, rescind or revoke any License.

2.10Quality Controls. Management Company shall activate and maintain on a continuing basis, a quality assurance program which provides objective measurements of the quality of services provided at the Facility.  In connection therewith, Management Company shall utilize such techniques (e.g. resident interviews and periodic inspections) as Management Company may reasonably deem necessary to maintain the quality of the Facility.

2.11Use of Management Company’s Personnel. Representatives of Management Company shall visit the Facility as often as Management Company deems necessary.  All reasonable out-of-pocket expenses arising from travel and lodging connected with such visitations shall be borne by the Facility as an Operating Expense, except that any such expenses which are not reasonable in amount or nature and those which do not provide support to the services provided by Management Company hereunder shall be borne by the Management Company.

2.12Taxes.  Any applicable income taxes of Tenant, any federal, state or local taxes, assessments or other governmental charges imposed on the Facility are the obligations of Tenant, not of Management Company, and all of the foregoing, with the exception of any applicable income taxes (which shall be paid directly by Tenant), shall be paid out of the Operating Account of the Facility as Operating Expenses.  With the Tenant’s prior written consent, Management Company may, and at Tenant’s direction shall, contest the validity or amount of any such tax or imposition on the Facility.  Management Company shall cause all Social Security and federal and state income tax withholding and other employee taxes related to all Facility Employees which may be due and payable to be paid promptly from the Operating Account of the Facility as Operating Expenses before the payment of any other Operating Expenses therefrom.

2.13Information Regarding the Facility.  Management Company shall maintain and provide to Tenant, upon Tenant’s request or upon termination of this Agreement, a complete set of the following:

(a)	books and records of the Facility held by Management Company;
(b)	personal property relating to the Facility;
(c)	service contracts relating to the Facility;
(d)	all necessary records relating to the operation of the Facility and the personal property located at the Facility belonging to Tenant;
(e)

all licenses, permits, operating or occupancy certificates, employment contracts, service contracts, cooperation agreements, and transfer or transportation agreements, relating to the maintenance and operation of the Facility;

(f)	a copy of Management Company’s documented crisis and/or disaster communication and management plan for the Facility in form and substance required by applicable Legal Requirements; and
(g)	the Employee Training Plan, provided, however, that Management Company may remove its policies and procedures manuals from same.

Management Company shall be responsible for the due and proper maintenance of all items on the foregoing lists, the cost of which shall be an Operating Expense.

Management Company, upon request by the Tenant, will make available to the Tenant for review at the corporate offices of Management Company, all facility operational materials, including policy and procedure manuals and standard operational materials and other similar materials.  Management Company agrees to change any policy and/or procedure which violates any Legal Requirement so as to cause such policy or procedure to comply with all Legal Requirements.  In addition, if Tenant requests any other change to any policy or procedure, Management Company and Tenant will work together to revise such policy or procedures but will not be required to implement changes which are based solely on business considerations.  Any and all changes in the standard management program of Management Company will be documented and clearly expressed in the “Policies and Procedures Exceptions Manual” which will be maintained in the Facility.

2.14Audit Rights.  Tenant shall have the right, at its sole cost and expense, to perform an audit on any of the reports provided by Management Company, and Management Company agrees to reasonably cooperate with any such audit. Subject to Legal Requirements, Tenant shall have access to Management Company’s books and records relating to the Facility and shall have the right to audit such books and records, including, with respect to any reports furnished by Management Company to Tenant pursuant to the terms of this Agreement, during the period of this Agreement and for a period of five (5) years after termination of this Agreement. Subject to Legal Requirements, Tenant also reserves the right, upon reasonable notice and during business hours, to perform any and all additional audits relating to Management Company’s activities either at the Facility or at Management Company’s office located at 1240 East Independence Avenue, Suite 200, Springfield, MO 65804.  If Tenant’s employees or agents discover either weaknesses in internal control or material errors in record keeping, Management Company shall correct such discrepancies either upon discovery or within a commercially reasonable period of time using diligent, efforts to remedy same and Management Company shall make any reasonable process changes to correct internal control weaknesses and to ensure any material errors in record keeping do not reoccur. Management Company shall inform Tenant in writing of the action taken to correct such audit discrepancies. If Management Company fails to correct such discrepancies, Tenant shall have the right to (i) require Management Company to outsource the necessary accounting functions to Tenant-approved third-party service providers or (ii) terminate this Agreement. Any and all such audits conducted either by Tenant’s employees or agents shall be at the sole expense of Tenant. However, if an audit reveals any material weaknesses or significant deficiencies in internal controls as defined by the Public Company Accounting Oversight Board, any material errors in record keeping, any misappropriation of funds by Management Company, its agents or employees or if the audit reveals that the net cash flow from the Facility for the period audited exceeded the net cash flow reported by Management Company in the reports submitted to Tenant pursuant to the terms of this Agreement for such period by 3%, the cost of the audit shall be borne by Management Company.  Tenant’s right to require Management Company to pay the cost of audit under these circumstances shall be in addition to any other rights or remedies that Tenant may have under this Agreement or in law or equity.

ARTICLE 3.
MANAGEMENT FEE

3.1Management Fees.  Compensation to Management Company shall be comprised of the following:

(a)

Base Management Fee. During the Term, Management Company shall receive five percent (5%) of the gross collected Revenues received each month (“Base Management Fee”). The Base Management Fee for each month shall be paid to Management Company from the Operating Account of the Facility no later than fifteen (15) days following the end of that month.

(b)

Incentive Management Fee. Management Company shall receive an “Incentive Management Fee” equal to fifty percent (50%) of Excess Cash Flow in any given Fiscal Year.  Notwithstanding the foregoing, the Incentive Management Fee shall not exceed a cap equal to two percent (2%) of Revenues collected for the applicable Fiscal Year.  The calculation of the Incentive Management Fee shall be measured and paid (if at all) each Fiscal Year quarter, but reconciled on an annual Fiscal Year basis, with a final measurement done within sixty (60) days following the end of each Fiscal Year. Each Fiscal Year’s calculation shall stand alone and not accrue or accumulate from year to year.  The Incentive Management Fee shall be considered an Operating Expense, but shall be excluded when computing the Incentive Management Fee and Subordinated Base Management Fee, as described below.  The amount of Incentive Management Fee to be paid at any Fiscal Year quarter will be the Incentive Management Fee expense less any Incentive Management Fee expense previously paid for the Fiscal Year being measured.

(c)

Subordination of Base Management Fee.  During the Term, in the event Adjusted NOI does not equal or exceed the Subordination Threshold (before funding debt service and the FF&E Reserve, but after Base Management Fee) (a “Threshold Shortfall”) for any Fiscal Year, then the lesser of the amount of such Threshold Shortfall or forty percent (40%) of the Base Management Fee (the lesser of such amount, the “Subordinated Base Management Fee”) shall not be paid and shall accrue and be payable to Management Company in accordance with the terms of this Section 3.1(c).  The calculation shall be measured each quarter and reconciled on an annual basis.  The Subordinated Base Management Fee shall be payable to Management Company if the Facility NOI exceeds the Subordination Threshold for two consecutive calendar years by an amount equal to or greater than the Threshold Shortfall.  In no event shall Subordinated Base Management Fee be paid from sources other than cash flow resulting from Adjusted NOI above the Subordination Threshold.  The payment of the Subordinated Base Management Fee shall occur in the same manner as the payment of the Incentive Management Fee, and shall be subject to a reconciliation on a quarterly and annual basis.

(d)

The Management Fee shall be Management Company’s only compensation under this Agreement. Without limiting the foregoing, except as otherwise expressly agreed in writing between the parties or in an Approved Operating Budget, the Management Fee will be the sole source of funds available from the operation of the Facility to cover Management Company Expenses.

ARTICLE 4.
OTHER TRANSACTIONS WITH MANAGEMENT COMPANY OR ITS AFFILIATES

4.1Transactions with Management Company and Its Affiliates.  Notwithstanding anything else herein contained, Management Company shall not, without the prior written consent of Tenant after full disclosure by Management Company of such affiliation and interest, cause Tenant to enter into any contract with Management Company or any Affiliate thereof for services required to be provided by Management Company under this Agreement, or pay any amount to Management Company or its Affiliates, other than Management Fees described in Article 3 hereof, or reimbursement of bona fide expenses to unrelated third parties.

ARTICLE 5.
INSURANCE

5.1As of the Effective Date, Tenant or Landlord shall procure and maintain as an Operating Expense the Property Insurance required pursuant to this Agreement and Management Company shall procure and maintain as an Operating Expense the Liability Insurance required pursuant to this Agreement.  The carrier and the amount of coverage of each policy of insurance shall be satisfactory to Tenant in its commercially reasonable discretion.  Tenant or Landlord may elect, in its sole discretion, to procure and maintain as an Operating Expense some or all insurance policies required and set forth on Exhibit A, except for Management Company’s Workers’ Compensation, Employer’s Liability, Employment Practices and Professional Liability insurance policies, upon sixty (60) days written notice to Management Company.  In the event Tenant or Landlord elects to procure directly any of the required insurance policies, then Tenant or Landlord shall be the named insured under each policy and Management Company shall be named as an additional insured.

5.2Notwithstanding anything contained herein to the contrary, when preparing the Proposed Operating Budget for each Fiscal Year, Management Company shall have the opportunity to suggest the replacement of any Tenant or Landlord-provided insurance coverages hereunder (“Tenant’s Insurance”) with an alternative program (“Alternative Program”) meeting all insurance requirements (including carrier-rating, current property replacement values, comparable coverages, sublimits and other insurance provisions as may be quoted for no more than a one year policy term) set forth in this Agreement.  If the cost of such Alternative Program is less than the cost of Tenant’s Insurance by at least ten percent (10%) and Tenant elects to continue with Tenant’s Insurance, then for purposes of calculating NOI under this Agreement for the applicable Fiscal Year, Management Company shall receive a credit for the difference between the cost of the Alternative Program and the actual cost of Tenant’s Insurance for said Fiscal Year (the “Declined Insurance Savings”).  The amount of such credit shall be an addition to the NOI used in calculating the Subordination Threshold and Incentive Management Fee Threshold.

ARTICLE 6.
REPRESENTATIONS AND WARRANTIES

6.1Representations and Warranties of Tenant.  Tenant makes the following representations and warranties which are material representations and warranties upon which Management Company relied as an inducement to enter into this Agreement:

(a)

Status of Tenant.  Tenant is a limited liability company duly organized and validly existing in good standing under the laws of the State of Delaware qualified in other jurisdictions where necessary in order to conduct its business and has all necessary power to carry on its business as now being conducted, to operate its properties as now being operated, to carry on its contemplated business, to enter into this Agreement and to observe and perform its terms.

(b)

Authority of Due Execution.  Tenant has full power and authority to execute and deliver this Agreement and all related documents and to carry out the transactions contemplated herein; which actions will not with the passing of time, the giving of notice, or both, result in a default under or a breach or violation of (i) the Tenant’s articles of incorporation or bylaws; or (ii) any Legal Requirement, or any Facility Mortgage, note, bond, indenture, agreement, lease, license, permit or other instrument or obligation to which Tenant is now a party or by which Tenant or any of its assets may be bound or affected.

(c)	Litigation. There is no litigation, claim, investigation, challenge or other proceeding pending or, to the knowledge of Tenant, threatened against

Tenant, its properties or business which seeks to enjoin or prohibit it from entering into this Agreement.
(d)

Exclusion.  Tenant represents and warrants to Management Company, to the best of Tenant’s knowledge, that neither Tenant nor any of its owners, officers, directors, managers, or employees are excluded from participation in any federal health care programs, as defined under 42 U.S.C. 1320a-7b(f), or any form of state Medicaid program (each, an “Exclusion”), and to Tenant’s knowledge, there are no pending or threatened governmental investigations that may lead to such Exclusion.  Tenant agrees to notify Management Company of the commencement of any such Exclusion or investigation within seven (7) Business Days of Tenant’s first learning of it.  Management Company shall have the right to terminate this Agreement upon learning of any investigation which may result, with reasonably probability, in Tenant’s Exclusion, after giving Tenant not less than sixty (60) days prior written notice of such election.  Tenant agrees to notify Management Company of the status of any such investigation.  In the event of Tenant’s Exclusion, Management Company shall have the right to terminate this Agreement effective as of the earlier to occur of the following:  (i) sixty (60) days after notice from Management Company of such termination; or (ii) the date on which Tenant shall enter into an agreement with a replacement Management Company.  In the event Management Company shall give notice to Tenant following Tenant’s Exclusion under this Section 6.1(d), Tenant agrees to use its best efforts in good faith to enter into an agreement with a replacement Management Company as soon as possible following Management Company’s notice.  Tenant agrees to indemnify Management Company and save it harmless from any penalty, loss, cost or damage Management Company may incur as a result of Tenant’s Exclusion.

6.2Representation, Warranties and Covenants of Management Company.  Management Company makes the following representations and warranties which are material representations and warranties upon which Tenant relied as an inducement to enter this Agreement.

(a)

Status of Management Company.  Management Company is a corporation duly organized and validly existing in good standing under the laws of the State of Missouri, and has all necessary power to carry on its business as now being conducted, to carry on its contemplated business, to enter into this Agreement and to observe and perform its terms.

(b)

Authority and Due Execution.  Management Company has full power and authority to execute and to deliver this Agreement and all related documents and to carry out the transactions contemplated herein; which actions will not with the passing of time, the giving of notice, or both, result in a default under or a breach or violation of (i) Management Company’s Operating Agreement, or (ii) any Legal Requirement, or any Facility Mortgage, note, bond indenture, agreement, lease, license, permit or other instrument or obligation to which Management Company is now a party or by which Management Company or any of its assets may be bound or affected.  This Agreement constitutes a valid and binding obligation of Management Company, enforceable in accordance with its terms, except to the extent that its enforceability is limited by applicable bankruptcy, reorganization, insolvency, receivership or other laws of general application or equitable principals related to or affecting the enforcement of creditor’s rights.

(c)

Litigation.  There is no litigation, claim, investigation, challenge or other proceeding pending or, to the knowledge of Management Company, threatened against Management Company, its properties or business which seeks to enjoin or prohibit it from entering into this Agreement.

(d)	Ownership of Management Company. Attached hereto as Schedule 6.2(d) is a true and accurate organizational chart depicting the ownership structure of Management Company.
(e)	Qualifications of Management Company. Management Company possesses the requisite skills, expertise, and knowledge to perform its obligations hereunder.
(f)

Exclusion.  Management Company represents and warrants to Tenant that, to the best of its knowledge, neither Management Company nor any of its owners, officers, directors, managers, or employees have incurred an Exclusion, and to Management Company’s knowledge, there are no pending or threatened governmental investigations that may lead to such Exclusion.  Management Company agrees to notify Tenant of the commencement of any such Exclusion or investigation within seven (7) business days of Management Company’s first learning of it.  Tenant shall have the right to terminate this Agreement upon learning of any such investigation which may result, with reasonable probability, in Management Company’s Exclusion, after giving Management Company not less than sixty (60) days prior written notice of such election.  Management Company agrees to notify Tenant of the status of any such investigation.  In the event of Management Company’s Exclusion, Tenant shall have the right to terminate this Agreement effective as of the earlier to occur of the following:  (i) sixty (60) days after notice from Tenant of such termination; or (ii) the date on which Tenant shall enter into an agreement with a replacement Management Company.  In the event Tenant shall give notice to Management Company following Management Company’s Exclusion under this Section 6.2(f), Tenant agrees to use its best efforts in good faith to enter into an agreement with a replacement Management Company as soon as possible following Tenant’s notice.  Management Company agrees to indemnify Tenant and save it harmless from any penalty, loss, cost or damage Tenant may incur as a result of Management Company’s Exclusion.

ARTICLE 7.
TERMINATION

7.1Tenant Termination.  Tenant shall have the right to terminate this Agreement, without paying any fee or penalty, when and if one or more of the following events occur (hereinafter collectively referred to as “Management Company Default”), after which Tenant shall have the right, but not the obligation, to declare a termination of this Agreement in accordance with the termination protocols set forth below:

(a)	appointment of a receiver or trustee to manage the assets of Management Company or its Affiliates;
(b)	assignment for the benefit of creditors of the assets of Management Company or its Affiliates;
(c)	ban on admissions, suspension of any License, or termination or revocation of any License, if not corrected within five (5) Business Days;
(d)	Management Company’s negligence or willful misconduct;
(e)

any voluntary act of bankruptcy by Management Company or its Affiliates, or any involuntary bankruptcy proceeding commenced against Management Company or its Affiliates and not dismissed within sixty (60) days of the commencement thereof;

(f)

any event(s) resulting in none of Susan Foster, John Foster or Kevin Maddron maintaining operational control of Manager, or any other change in control of Management Company, whether by (i) sale of assets, (ii) sale, pledge, assignment, exchange or transfer of stock or other equity interests, or (iii) merger, consolidation, or otherwise, not previously approved by Tenant; or

(g)

Management Company’s breach of any provisions of this Agreement, where such breach has not been cured within thirty (30) days after the giving of written notice specifying the nature of the breach or such longer period as may reasonably be required to diligently effect such cure, provided such longer period does not violate the Legal Requirements and Management Company diligently prosecutes a cure; or

(h)	Any “Management Company Default” by Management Company or its Affiliate under any Affiliated Agreement.

7.2Management Company Termination.  Management Company shall have the right to terminate this Agreement:

(a)	if and when one or more of the following events occur (hereinafter “Tenant Default”), after which Management Company shall have the right, but not the obligation, to declare a termination of this Agreement in accordance with the termination protocols set forth below:

(i)appointment of a receiver or trustee to manage the assets of Tenant;

(ii)assignment for the benefit of creditors of the assets of Tenant, except Management Company shall agree to enter into any agreements which may be required on behalf of the Mortgagee in order for the Landlord to obtain financing, so long as the Management Fees and other amounts due to Management Company set forth herein are not materially affected;

(iii)any voluntary act of bankruptcy by Tenant, or any involuntary proceeding commenced against Tenant and not dismissed within sixty days of the commencement thereof;

(iv)if there are insufficient funds in the Operating Account to pay the same, failure by Tenant to pay Management Company in accordance with ARTICLE 3 hereof within ten (5) Business Days after a demand in writing for same delivered by Management Company to Tenant;

(v)failure by Tenant to comply with its obligations under Section 2.7(d), above, to fund the Operating Account within ten (10) calendar days after a demand in writing for same delivered by Management Company to Tenant; or

(vi)Tenant’s breach of any provision of this Agreement, where such breach has not been cured within thirty (30) days after the giving of written notice specifying the nature of the breach or such longer period as may reasonably be required to diligently effect such cure.

(b)

Management Company shall have the right, but not the obligation, to terminate this agreement within one hundred twenty days (120) of the sale of any or all of the Facility; provided that such termination shall not be effective until ninety (90) days following written notice from Management Company to Tenant of such election.

(c)

Management Company shall have the right, but not the obligation, to terminate this agreement within one hundred twenty days (120) in the event there shall be a change of ownership or control of Tenant so that the Tenant is no longer an Affiliate of CNL Healthcare Properties II, Inc., or Tenant shall sublease or sublet the Facility to another operator which is not an Affiliate of CNL Healthcare Properties II, Inc.; Provided, however, that such termination shall not be effective until ninety (90) days following written notice from Management Company to Tenant of such election.

7.3Performance Termination.  Commencing with the expiration of Fiscal Year 2020, in the event that Adjusted NOI at any time does not equal or exceed eighty-seven and one half percent (87.5%) of the Performance Threshold as calculated on a rolling twelve (12) month basis, then the Tenant shall have the option to terminate this Agreement by providing a ninety (90) day written notice to Management Company.

7.4Force Majeure.  Notwithstanding anything else herein contained, neither party shall have the right to terminate this Agreement as a result of any of the reasons set forth in Section 7.1(g) or in Section 7.2(a)(v) above, if the event is caused by strikes, other labor disturbances, fires, windstorm, earthquake, arbitrary and capricious action by third party payors, war or other state of national emergency, terrorism, or acts of God, in which the negligence of the party seeking to avoid termination is not a materially contributing factor to the occurrence of such event.

7.5Termination Without Cause.  At any time during the Term, Tenant shall have the right to terminate this Agreement for any reason or for no reason upon sixty (60) days prior written notice to Management Company and payment to Management Company, upon the effective date of such termination, of an amount (the “Termination Fee”) equal to:

(a)

if terminated during the first two (2) years of the Agreement, the average of the Management Fees (Base Management Fee plus Incentive Management Fee) for the prior three (3) months multiplied by twelve (12);

(b)	if terminated during the third year of the Agreement, the average of the Management Fees (Base Management Fee plus Incentive Management Fee) for the prior three (3) months multiplied by nine (9);
(c)	if terminated during the fourth year of the Agreement, the average of the Management Fees (Base Management Fee plus Incentive Management Fee) for the prior three (3) months multiplied by six (6);
(d)

if terminated thereafter, the lesser of (i) the average of the Management Fees (Base Management Fee plus Incentive Management Fee) for the prior three (3) months multiplied by three (3); or (ii) the average of the Management Fees for the prior three (3) months (Base Management Fee plus Incentive Management Fee) multiplied by the number of months remaining in the Term.

Notwithstanding the foregoing, no Termination Fee shall be due to Property Manager: (i) in the event this Agreement is terminated in connection with a sale of the Facility and the purchaser of the Facility enters into a new management agreement with Management Company or its Affiliate, or (ii) in the event this Agreement is terminated in connection with the sale of greater than seventy-five percent (75%) of the senior housing assets owned by CNL Healthcare Properties II, Inc. (a “Portfolio Sale”), but excluding any Portfolio Sale to CNL Healthcare Properties, Inc. or any of its Affiliates.  However, in the event this Agreement is terminated in connection with a sale of the Facility (other than a Portfolio Sale) and the purchaser of the Facility does not either assume Tenant’s position under this Agreement or enter into a new management agreement with Management Company or its Affiliate, then in addition to the Termination Fee owing hereunder, Tenant also shall pay the Management Company a disposition fee of $25,000 to compensate Management Company for work performed by it during the sales process.

7.6Payment of Termination Fee.  In addition to and not in substitution for, its other obligations arising under this Agreement, Tenant shall have the obligation to pay the Termination

Fee calculated as provided in Section 7.5 above to Management Company in each of the following circumstances:

(a)	In the event Management Company shall terminate this Agreement pursuant to Section 7.2(a), above;
(b)	In the event Tenant shall terminate this Agreement pursuant to Section 7.5, above;
(c)	In the event Tenant shall terminate this Agreement pursuant to Section 7.8, below.

7.7 Termination Upon Casualty or Condemnation.  Either party has the option to terminate this Agreement without payment of fee or penalty upon 30 days prior written notice to the other upon the occurrence of either of the following events:

(a)

the Facility or any material portion thereof is damaged or destroyed to the extent that, in the written opinion of an independent architect or engineer chosen by Tenant and reasonably acceptable to Management Company: (1) it is not practicable or desirable to rebuild, repair or restore the Facility to its condition immediately preceding such damage within a period of six (6) months; or (2) the conduct of normal operations of the Facility is interrupted for a period of six (6) months or more; or

(b)

title to or possession of all or substantially all of the Facility is taken, on either a permanent or temporary basis, under the exercise of the power of eminent domain by a government authority or person, firm or corporation acting under governmental authority which in the opinion of an independent architect or engineer reasonably acceptable to both parties, prevents or is likely to prevent the conduct of normal operations at the Facility for a period of at least six (6) months.

7.8Termination Upon Foreclosure.  Tenant, at the direction of Mortgagee, or Mortgagee shall have the option to terminate this Agreement, subject to the rights of Management Company herein, upon ten (10) days’ prior written notice to Management Company in connection with a foreclosure or delivery of a deed in lieu thereof that is related to any Facility Mortgage, without any further obligation to Management Company (except for the obligations of Tenant to pay any Termination Fee under Section 6.6 above and any accrued Management Fees for previous periods which have not been paid, each of which shall be the obligation of Tenant but not Mortgagee).  Upon the request of Tenant, Management Company shall enter into a written agreement acknowledging that its rights under the Agreement are subordinate to any Facility Mortgage.

7.9Management Company’s Obligations After Termination or Expiration of Agreement.

(a)	Upon the expiration or termination of this Agreement, Management Company shall, if requested:

(i)deliver to Tenant, or such other person or persons designated by Tenant, copies of all books and records of the Facility (including the Employee Training Plan, provided, however, that Management Company may remove its policies and procedures manuals from same) and all funds in the possession of Management Company belonging to Tenant or received by Management Company pursuant to the terms of this Agreement;

(ii)assign, transfer, or convey to Tenant, or such other person or persons designated by Tenant, all service contracts and personal property relating to or used in the operation and maintenance of the Facility, except any personal property which was paid for and is owned by Management Company;

(iii)remove, at Management Company’s expense, all signs that it may have placed at the Facility indicating that it is manager of same and replace and restore the damage resulting therefrom; provided, however, that, Management Company hereby grants Tenant a license or sublicense, as applicable, to use all intellectual property used by Management Company in connection with the operation of the Facility for a period of three (3) months after termination of this Agreement so as to allow Tenant sufficient time to rebrand the Facility;

(iv)cooperate with Tenant in transitioning management to a new manager in accordance with the Legal Requirements; and

Upon any termination or the expiration pursuant to this Section, the obligations of the parties hereto (except those specified as surviving) shall cease as of the date specified in the notice of termination, except that Management Company shall comply with the applicable provisions of this Section and shall be entitled to receive any and all compensation which may be due Management Company hereunder through the effective date of such termination or expiration.

(b)

Tenant shall use commercially reasonable, good faith efforts to cause the new operator or new manager (the “New Manager”) of the Facility to enter into an Operations Transfer Agreement with the Management Company in a form reasonably acceptable to all parties thereto.

(c)

Tenant agrees to pay for the costs of any goods delivered and third-party services rendered to the Facility and which would otherwise qualify as Operating Expenses hereunder for time periods through the termination or expiration of this Agreement (the “Termination Date”).  Management Company and Tenant shall prorate the cost of any goods and services delivered to the Facility and qualifying as Operating Expenses for both before and after the Termination Date.

(d)

Tenant shall or shall direct the Staffing Company to make payment to each employee of the Facility of his or her vacation pay, sick pay, holiday pay and any other pay required for time off accrued as of the Termination Date, unless and to the extent the obligation to pay the same is assumed by the New Manager as of the Termination Date.
(e)

Management Company shall use commercially reasonable efforts at no material cost to Management Company to assist Tenant in winding down Tenant’s and/or Management Company’s affairs and operations of the Facility.

(f)	Management Company agrees to deliver to Tenant each of the reports required hereunder for time periods through the Termination Date.
(g)

The parties acknowledge that accounting and management of the Facility will be performed during the Term by the use of software licensed by Tenant and Staffing Company from MDI Solutions (the “MDI Software”) pursuant to the license.  The parties acknowledge that the term of the license for the MDI Software will need to be continued subsequent to the Termination Date with different applications of the software being terminated at different dates and with all MDI Software terminated effective as of a date following the Termination Date, in order for the Management Company to complete its obligations under this Agreement.  The parties further acknowledge that the Operating Expenses shall include any and all reasonable licensing and termination fees payable to MDI.

(h)

The parties agree that all books, records and financial data relating to the Facility in Management Company’s possession shall be delivered to Tenant as soon as possible after the Termination Date, but in no event later than sixty (60) days after the Termination Date in accordance with this Section 6.8 at Tenant’s sole cost.

(i)

The following records to the extent they are in Management Company’s possession or control and relate to the Facility for time periods arising under this Agreement shall be delivered at Tenant’s cost to Tenant:

a.Accounting books and records, including all profit and loss statements, balance sheets, general ledgers, accounts payable, paid invoices, accounts receivable and all supporting documents;

b.Tax returns and reports together with supporting documents;

(j)	Admission and treatment records of all residents of the Facility shall be delivered to New Manager.
(k)	The parties agree that in calculating NOI, each of the following shall be disregarded:

(i)the Termination Fee to be paid by Tenant;

(ii)the cost of delivery of Tenants records pursuant to Section 6.9(h) and (i) above; and

(iii)any cost incurred for the use of the MDI Software during the period after the Termination Date and for the termination of the licensing agreement for the MDI Software, as provided in Section 7.9(g) above.

ARTICLE 8.
MISCELLANEOUS COVENANTS

8.1Indemnification by Tenant.  Subject to the limitations set forth in this ARTICLE 8 and except with respect to all matters for which Management Company is obligated to indemnify Tenant pursuant hereto, Tenant agrees to indemnify and hold harmless Management Company  against and with respect to any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries, and deficiencies, including interest, penalties, and reasonable attorneys’ fees and expenses, costs of litigation and costs of investigation (but not including any adjustments or credits expressly provided for in this Agreement) (together referred to as “Management Company Losses”):

(a)	resulting from any breach of a representation or warranty contained in Section 6.1 of this Agreement;
(b)	resulting from gross negligence or willful misconduct of Tenant in exercising its duties and responsibilities hereunder;
(c)	an uncured Tenant Default; or
(d)

caused by Landlord’s or Tenant’s failure to fund Capital Expenditures previously approved in the Approved Capital Budget that results in personal injury of a resident of the Facility, provided that Management Company’s or Staffing Company’s negligence or willful misconduct was not a contributing factor with respect to such injury.

Tenant and Management Company agree that the parties hereto shall first look to any insurance for coverage with respect to any of the indemnification obligations contemplated by this Section 8.1. This Section 8.1 shall survive the termination or expiration of this Agreement.

8.2Indemnification by Management Company.  Subject to the limitations set forth in this ARTICLE 8, Management Company hereby agrees to indemnify and hold harmless Tenant against and with respect to any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries, and deficiencies, including interest, penalties, and reasonable attorneys’ fees and expenses, costs of litigation and costs of investigation (but not including any adjustments or credits expressly provided for in this Agreement) (“Tenant Losses”):

(a)	resulting from any breach of a representation or warranty contained in Section 6.2 of this Agreement;

(b)	resulting from negligence or willful misconduct of Management Company or Staffing Company in exercising its duties and responsibilities hereunder; or
(c)	Management Company’s uncured breach of this Agreement.

Tenant and Management Company agree that the parties hereto shall first look to any insurance for coverage with respect to any of the indemnification obligations contemplated by this Section 8.2. This Section 8.2 shall survive the termination or expiration of this Agreement.

8.3Additional Covenants of Management Company. Management Company hereby makes the additional covenants set forth in this Section, which are material covenants and upon which Tenant relies as an inducement to enter into this Agreement:

(a)

Assignment. Management Company may not assign its rights and obligations hereunder without Tenant’s prior approval.  Any purported assignment in violation of this Section 8.3(a) is void ab initio.  For purposes of this Section 8.3(a), a change in fifty percent (50%) or more in the ownership or a change in Control of Management Company, shall be deemed to be an effective assignment of this Agreement requiring Tenant’s prior approval. For purposes of clarification, it shall not be deemed unreasonable for Tenant to withhold consent to any such transfer if the transferee lacks, in Tenant’s reasonable opinion, (w) assignee does not qualify as an “eligible independent contractor” pursuant to Section 8.17  below, (x) the financial wherewithal, (y) the character (which determination may be made, in whole or in part, based on Tenant’s or its Affiliate’s past dealings with the intended transferee), or (z) the quality and relevant experience necessary to satisfy the obligations of Tenant hereunder.  Any proposed transferee shall be required to provide adequate assurances to Tenant: (l) that Revenues shall not decline substantially after the date of such transfer; (m) of the continuous operation of the Facility in strict accordance with the requirements of this Agreement; and (n) of such other matters as Tenant may reasonably require at the time of such transfer.  Management Company shall provide written notice to Tenant in the event that there is any change in the ownership of Management Company, whether direct or indirect, regardless of whether such change constitutes a change of more than fifty percent (50%) of the direct or indirect ownership of Management Company, which notice shall be delivered no later than five (5) Business Days following the effectuation of any such change.  Management Company shall also provide Tenant with an updated organizational chart showing the direct and indirect ownership interests in and to Management Company that is true, complete and correct within five (5) Business Days following the effectuation of any such change.

(b)	Tenant Assignment. Management Company acknowledges and agrees that Tenant may assign its rights and obligations under this Agreement without prior approval of Management Company to an Affiliate of Tenant or to a third party in connection with the sale of the Facility.
(c)

Transfer of Residents.  Management Company agrees that it will not, during the Term, without the prior written consent of the Tenant, encourage or solicit the transfer of any resident of the Facility to another facility in which Management Company has an interest which is not owned by Tenant, unless the physical or medical condition of the resident indicates that such a transfer would be appropriate.

(d)

Non-Compete.  Management Company hereby covenants and agrees that, for a period commencing on the Effective Date and ending two (2) years following the expiration or earlier termination of this Agreement, Management Company shall not, and shall cause all of its Subsidiaries and Affiliates (each, a “Covered Person”) not to, either (1) Compete, directly or indirectly, with the Facility by engaging, in any capacity, in owning, operating or managing an independent living facility for senior residents, an assisted living facility or a memory care unit (collectively, a “Senior Living Facility”) within seven (7) driving miles of the Facility or (2) solicit any Facility Employees for employment or resident of the Facility to live at another facility owned or controlled by a Covered Person (provided nothing herein shall prevent a Covered Person from hiring any employee of the Facility who responds to a Covered Person’s advertisement or other notice that is not specifically targeted at employees of the Facility).  For purposes of this provision, “Compete” means (i) to, directly or indirectly, conduct, facilitate, participate or engage in, or bid for or otherwise pursue a Senior Living Facility, whether as a principal, sole proprietor, partner, stockholder, or agent of, or consultant to or manager for, any Person, or (ii) to, directly or indirectly, have any ownership interest in any Person or business which conducts, facilitates, participates or engages in, or bids for or otherwise pursues a Senior Living Facility whether as a principal, sole proprietor, partner, stockholder, or agent of, or consultant to or manager for, any such Person, in each case except as a passive investor with a non-controlling interest in such Person.  Notwithstanding the foregoing, this Section 8.3(d) shall not apply to or in any way prohibit or restrict (x) any existing ownership interests or operations of a Covered Person as of the Effective Date, (y) acting as a consultant or manager to a Senior Living Facility owned (directly or indirectly) by CNL Healthcare Properties II, Inc., or (z) any Senior Living Facility acquired as part of a portfolio transaction of seven or more facilities. The parties recognize and acknowledge that a breach of this Section 8.3(d) by Management Company or any of its Subsidiaries or Affiliates will cause irreparable and material loss and damage to Tenant and hereby consent to the granting by any court of competent jurisdiction of an injunction or other equitable relief, without the necessity of posting a bond, cash or otherwise, and without the necessity of actual monetary loss being proved or Tenant’s establishing the inadequacy of any remedy at law, and order that the breach or threatened breach of such provisions may be effectively restrained.  The provisions of this Section 8.3(d) shall expressly survive the expiration or earlier termination of this Agreement.  This provision, however, shall not apply following any termination of this Agreement arising out of Section 7.2 or Section 7.8.

(e)

Non-Solicitation.  Management Company hereby covenants and agrees that, for a period commencing on the Effective Date and ending one (1) year following the expiration or earlier termination of this Agreement.  Management Company, on behalf of itself and its Subsidiaries and Affiliates, shall not directly or indirectly solicit or divert business from any resident, or customer of or to the Facility to the detriment of Tenant or any Affiliate of Tenant, or otherwise interfere with the relationship between Tenant or any Affiliate of Tenant in connection with the Facility and any resident, customer, supplier, distributor or manufacturer of or to Tenant or any Affiliate of Tenant to the detriment of Tenant or any Affiliate of Tenant in connection with the Facility.  The parties recognize and acknowledge that a breach of this Section 8.3(e) by Management Company or any of its Subsidiaries or Affiliates will cause irreparable and material loss and damage to Tenant and hereby consent to the granting by any court of competent jurisdiction of an injunction or other equitable relief, without the necessity of posting a bond, cash or otherwise, and without the necessity of actual monetary loss being proved or Tenant’s establishing the inadequacy of any remedy at law, and order that the breach or threatened breach of such provisions may be effectively restrained.  The provisions of and obligations under this Section 8.3(e) shall apply throughout the Term and shall expressly survive the expiration or earlier termination of this Agreement for a period of one (1) year following such expiration or earlier termination.  This provision, however, shall not apply following any termination of this Agreement arising out of Section 7.2 or Section 7.8.  Nothing in this Section 8.3(e) shall prohibit residents or employees from answering general solicitation through media advertisements placed by Management Company.

8.4Additional Covenants of Tenant. Tenant hereby makes the additional covenants set forth in this Section, which are material covenants and upon which Management Company relies as an inducement to enter into this Agreement:

(a)

Tenant will cooperate with Management Company in every reasonable respect and will furnish Management Company with all information required by it for the performance of its services hereunder and will permit Management Company to examine and copy any data in the possession or control of Tenant affecting Management Company and/or operation of the Facility and will in every way cooperate with Management Company to enable Management Company to perform its services hereunder.

(b)	Tenant will examine documents submitted by Management Company and render decisions pertaining thereto, when required, promptly to avoid unreasonable delay in the progress of Management Company’s work. Tenant agrees that it will not unreasonably fail to execute and deliver all applications and other documents that may be reasonably deemed by Management Company to be necessary or proper to be executed by Tenant in connection with the Facility, subject to the limitations in this Agreement with respect to the Budget and other rights of Tenant.

(c)

Tenant acknowledges that Management Company retains all ownership and other rights in all proprietary systems, manuals, materials, trade names, branding and other information, in whatever form, developed by Management Company in the performance of its services hereunder (other than any trademarks, trade names or other intellectual property acquired by Tenant or Landlord in connection with the acquisition of the Facility), and nothing contained in this Agreement shall be construed as a license or transfer of such information either during the Term or thereafter. Upon termination of this Agreement all such proprietary systems manuals, materials and other information in whatever form shall be removed from the Facility by Management Company.  For the avoidance of doubt, this Section does not apply to the Employee Training Plan, excluding policy and procedure manuals of Management Company.

(d)

Tenant shall comply with all Legal Requirements which are applicable to Tenant provided that Tenant, at its sole expense and without cost to Management Company, shall have the right to contest by proper legal proceedings the validity, so far as applicable to it, of any such Legal Requirement, provided that such contest shall not result in a suspension of operations of the Facility. Notwithstanding the foregoing, however, Tenant shall not be deemed to be in breach of the covenant contained in this clause (d) if Tenant’s failure to so comply is the result of a failure by Management Company to comply with any of its obligations under this Agreement.

8.5Binding Agreement. The terms, covenants, conditions, provisions and agreements herein contained shall be binding upon and inure to the benefit of the parties hereto, their successors and assigns.

8.6Relationship of Parties. Nothing contained in this Agreement shall constitute or be construed to be or to create a partnership, joint venture or lease between Tenant and Management Company with respect to the Facility. Management Company shall have no right or authority, express or implied, to commit or otherwise obligate Tenant in any manner whatsoever except to the extent specifically provided in this Agreement.

8.7Notices.

(a)

If Management Company shall desire the approval of Tenant to any matter, Management Company will give written notice by mail or email to Tenant that it requests such approval, specifying in the notice the matter as to which approval is requested and reasonable detail respecting the matter. Any provisions hereto to the contrary notwithstanding in emergency situations (as reasonably determined by Management Company), Management Company shall not be required to seek or obtain Tenant’s approval for any actions or omissions which Management Company, in its sole judgment, deems necessary or appropriate to respond to such situations, provided Management Company promptly thereafter reports such action or omission to Tenant in writing, by mail and by email.

(b)

Any notice pursuant to this Agreement shall be given in writing by (a) personal delivery, (b) reputable overnight delivery service with proof of delivery, (c) United States Mail, postage prepaid, registered or certified mail, return receipt requested, or (d) legible facsimile transmission with a confirmation sheet or e-mail, sent to the intended addressee at the address set forth below, or to such other address or to the attention of such other Person as the addressee shall have designated by written notice sent in accordance herewith.  Any notice so given shall be deemed to have been given upon receipt or refusal to accept delivery, or, in the case of facsimile transmission or e-mail, as of the date of the facsimile transmission or e-mail provided that such facsimile or email is also sent to the intended addressee by means described in clauses (a), (b) or (c) above.  Unless changed in accordance with the preceding sentence, the addresses for notices given pursuant to this Agreement shall be as follows:

(i)To Tenant, by addressing the same to:

CHP II Riverside FL Tenant, LLC

c/o CNL Healthcare Properties II, Inc.

450 South Orange Avenue

Orlando, Florida 32801

Attention: Chief Financial Officer and General Counsel

Telephone No.: (407) 835-3201

Facsimile No.:  (407) 540-2576

E-Mail: Tracey.Bracco@cnl.com
Ixchell.Duarte@cnl.com

With a copy to:

Lowndes, Drosdick, Doster, Kantor & Reed, P.A.

215 North Eola Drive

Post Office Box 2809

Orlando, Florida 32802

Attention: John D. Ruffier, Esquire

Telephone No.: (407) 843-4600

Facsimile No.: (407) 843-4444

E-Mail:  John.Ruffier@lowndes-law.com

(ii)To Management Company, by addressing the same to:

Foster Development, Inc.

ATTN: John Foster

1240 East Independence Ave, Suite 200

Springfield, MO 65804

Telephone No.:  (417) 831-0174

Facsimile No.:  (417) 831-1873

E-Mail:  jdfost@spamarrest.com

With a copy to:

Foley & Lardner

111 North Orange Avenue, Suite 1800

Orlando, FL 32801-2386

Attention:  Michael Okaty, Esquire

Telephone No:  (407) 244-3229

Facsimile No.:  (407) 648-1743

E-Mail:  mokaty@foley.com

(c)

All notices sent by a party (or its counsel as contemplated below) under this Agreement shall be deemed to have been received by the party to whom such notice is sent upon (a) delivery to the address, facsimile number or e-mail address of the recipient party, provided that such delivery is made prior to 5:00 p.m. (local time for the recipient party) on a Business Day, otherwise the following Business Day, or (b) the attempted delivery of such notice if (i) such recipient party refuses delivery of such notice, or (ii) such recipient party is no longer at such address, facsimile number or e-mail address, and such recipient party failed to provide the sending party with its current address, facsimile number or e-mail address pursuant to Section 8.7(c).

(d)

Change of Address.  The parties and their respective counsel shall have the right to change their respective address, facsimile number or e-mail address for the purposes of this Section 8.7 by providing a notice of such change in address, facsimile number or e-mail address as required under this Section 8.7.

(e)	Delivery by party’s Counsel. The parties agree that the attorney for a party shall have the authority to deliver notices on such party’s behalf to the other parties hereto

8.8Entire Agreement: This Agreement contains the entire agreement between the parties hereto with respect to the subject matter and no prior oral or written, and no contemporaneous oral representations or agreements between the parties with respect to the subject matter of this Agreement shall be of force and effect. Any additions, amendments or modifications to this Agreement shall be of no force and effect unless in writing and signed by both Tenant and Management Company.

8.9Applicable Law; Jurisdiction and Venue. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida. Tenant and Management Company agree to submit exclusively to the jurisdiction of applicable federal and state courts in Orange County, Florida in connection with any claims or controversy arising out of this Agreement and that venue for such actions shall exclusively be in Orange County, Florida.  Tenant and Management Company hereby submit to jurisdiction and consent to venue in such courts, and waive any defense based on forum non conveniens.

8.10Captions and Headings. The captions and headings throughout this Agreement are for convenience and reference only, and the words contained therein shall in no way be held or deemed to define, limit, describe, explain, modify, amplify or add to the interpretation, construction or meaning of any provision of or the scope or intent of this Agreement nor in any way affect this Agreement.

8.11Non-Recourse Nature of Obligation.

(a)

Notwithstanding anything else herein contained, the obligations of Tenant hereunder shall be limited to its interest in the Facility and the revenues thereof and Receivables and accounts related thereto, and Management Company shall have no right to proceed against any other assets of Tenant to satisfy any obligation of Tenant. No officer, director, or member of Tenant shall have any personal liability hereunder.  The liability of Tenant to Management Company is limited to actual damages suffered by Management Company as a direct and proximate result of any of the matters set forth in Section 8.1 hereof.

(b)

No officer, director, or member of Management Company shall have any personal liability hereunder.  The liability of Management Company to Tenant is limited to actual damages suffered by Tenant as a direct and proximate result of any of the matters set forth in Section 7.2 hereof.

8.12Additional Reports.  In connection with Tenant’s responsibility to maintain effective internal controls over financial reporting and the Tenant’s requirements for complying with the Sarbanes–Oxley Act of 2002, Management Company hereby agrees to provide, as an Operating Expense, access and reasonable assistance as may be requested by Tenant that will allow Tenant to conduct activities necessary to satisfy its responsibilities, as previously outlined, including, without limitation, the activities necessary to comply Sections 302 and 404 of The Sarbanes–Oxley Act, standards issued by the Public Company Accounting Oversight Board and adopted by the Securities and Exchange Commission, or other similarly promulgated guidance by other regulatory agencies.  Management Company hereby agrees to provide, at Tenant’s request and as an Operating Expense, (i) evidence of Management Company documented policies regarding “whistleblower” procedures and regarding the reporting of fraud or misstatements involving Facility financial reporting, and (ii) access for the Tenant to conduct such procedures as Tenant reasonably considers necessary to make a determination that Management Company has maintained an effective system of internal controls over financial reporting.  In addition to the foregoing, Management Company shall provide Tenant with access to the books and records of the Facility in order to perform miscellaneous other internal audit procedures as deemed reasonably appropriate by Tenant.  Notwithstanding the other terms, covenants and conditions of this Section 8.12, the parties acknowledge and agree that Management Company shall have no responsibility or obligation with regard to Tenant’s obligations stipulated by the Public Company Accounting Oversight Board or under the Sarbanes–Oxley Act of 2002, except to comply with requests which may be made by Tenant under this Section 8.12.  Notwithstanding the other terms, covenants and conditions of this Agreement, if Management Company shall be required to incur a cost in excess of Five Thousand Dollars ($5,000) in any calendar year to comply with its obligations under this Section 8.12, such costs shall be disregarded as an Operating Expense in calculating NOI.

8.13Legal Fees and Costs. In the event either party elects to incur legal expenses to enforce or interpret any provision of this Agreement against the other party to this Agreement, the prevailing party shall be entitled to recover such legal expenses, including without limitation, reasonable attorney’s fees, costs and necessary disbursements, in addition to any other relief to which such party shall be entitled.

8.14Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

8.15WAIVER OF JURY TRIAL.  THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE, TO THE MAXIMUM EXTENT PERMITTED BY LEGAL REQUIREMENTS, ANY RIGHT THAT EITHER PARTY OR THEIR HEIRS, PERSONAL REPRESENTATIVES, SUCCESSORS OR ASSIGNS MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER DOCUMENTS EXECUTED IN CONNECTION HEREWITH, OR IN RESPECT OF ANY COURSE OF CONDUCT, STATEMENTS (WHETHER ORAL OR WRITTEN), OR ACTIONS OF ANY PARTY.  THIS PROVISION IS A MATERIAL INDUCEMENT FOR EACH OF THE PARTIES TO ENTER INTO THIS AGREEMENT.

8.16Protection of REIT Status.  Manager acknowledges that CNL Healthcare Properties II, Inc., a Maryland corporation (“CNL REIT”) and an indirect owner of Landlord and Tenant, has elected to be treated as a real estate investment trust (a “REIT”) within the meaning of Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”), and Manager agrees that without the prior written consent of Landlord (which may be given or withheld in Landlord’s sole discretion), it will not (a) accept, or cause or allow to be earned, any rents or license fees or other amounts to be paid by a tenant or occupant at the Facility that would be based, in whole or in part, on the income or profits derived by the business activities of such tenant or occupant, (b) lease or license space to any person in which Landlord or CNL REIT owns a ten percent (10%) or greater interest, directly or indirectly (by applying the constructive ownership rules set forth in Section 856(d)(5) of the Code), or (c) accept, or cause or allow to be earned, any payments or other amounts which would fail to qualify as “revenue from qualified healthcare property” as described in Section 856(d) and (e) of the Code.  Without limiting the generality of the foregoing, with respect to any of the services to be rendered by Manager for the Facility, Manager agrees that it will not enter into any subcontract with or otherwise engage the services of any person from whom Landlord or CNL REIT, directly or indirectly, derives any revenue (including, for example, from a tenant of the Facility), without the prior written consent of Landlord.  Manager further represents and warrants that neither Landlord nor CNL REIT, directly or indirectly, derives any revenue from Manager or its Affiliates, except for rent, if any, paid by Manager to occupy management space to manage the Facility, which space shall be used solely for the management of the Facility.

8.17Eligible Independent Contractor.  Management Company is and shall at all times be an “eligible independent contractor” as defined in Section 856(d)(9) of the Code (and taking into account the restrictions on ownership of Management Company by shareholders of CNL Healthcare Properties II, Inc. (“CNL REIT”), and restrictions on ownership of CNL REIT by owners of Management Company set forth in Section 856(d)(3)), and Management Company will and shall cause the Facility to be managed in such a manner so that it qualifies as a “qualified health care facility” within the meaning of Section 856(e)(6)(D)(i) of the Code at all times.  In the event that Tenant reasonably concludes that the terms of this Agreement will have any effect as to cause the rent under Tenant’s lease of the Facility to fail to qualify as “rents from real property” within the meaning of Section 856(d) of the Code, Management Company hereby agrees to enter into an amendment to this Agreement as proposed by Tenant modifying such terms in such a way as to cause rent under Tenant’s lease of the Facility to so qualify as “rent from real property” in the reasonable opinion of Tenant and its counsel; provided however, no such modifications shall affect the amount of Management Fees or the practical realization of the rights and benefits of Management Company hereunder.  Management Company further represents and warrants that none of Tenant, Landlord or CNL Healthcare Properties II, Inc., directly or indirectly, derives any revenue from Management Company, except for rent (if any) paid by Management to occupy management space to manage the Facility, which space shall be used solely for the management of the Facility.

8.18Estoppels.  Either party shall, within ten (10) business days after the other party’s request, execute and deliver to the requesting party a written declaration, in form and substance reasonably acceptable to the requesting party, in recordable form: (a) ratifying this Agreement; (b) expressing the Effective Date and termination date hereof; (c) certifying that this Agreement is in full force and effect and has not been assigned, modified, supplemented or amended (except by such writing as shall be stated); (d) certifying that neither Management Company nor Tenant is in default under this Agreement (or specifying the existence and nature of any such default); and (e) such other information as the requesting party may reasonably request.  Lenders and/or purchasers shall be entitled to rely upon such declaration. A party’s failure to furnish any estoppel certificate within ten (10) business days after request therefor shall be deemed a default hereunder.

(Signature Page to Follow)

IN WITNESS WHEREOF, the parties hereto have executed, sealed and delivered this Agreement through their duly authorized representatives, as of the day and year first above written.

TENANT: CHP II RIVERVIEW FL TENANT, LLC, a Delaware limited liability company By: /s/ Brett S. Bryant Name: Brett S. Bryant Title: Vice President

MANAGEMENT COMPANY: FOSTER DEVELOPMENT, INC. a Missouri corporation /s/ John Foster By: John Foster Its: President

SCHEDULE 1.1

Staffing Company Agreement

This Staffing Company Agreement (“Agreement”) is made as of ___________ __, 201_ (the “Effective Date”) by and between FOSTER DEVELOPMENT, INC., a Missouri corporation (“Management Company”) and CROSSINGS RIVERVIEW OPCO, LLC, a Missouri limited liability company (“Staffing Company”).

RECITALS

A.CHP II RIVERVIEW FL OWNER, LLC (“Landlord”) is the owner of the following senior living community (the “Facility”): Crossings at Riverview, 8451 US Highway 301, Riverview, Florida 33578.

B.Landlord has leased the Facility to CHP II RIVERVIEW FL TENANT, LLC (“Tenant”) under a Lease Agreement dated as of September 1, 2018 which provides that the term of the Lease shall commence on the Closing Date under the PSA.

C.Tenant and Management Company entered into a Management Services Agreement (the “Management Agreement”) under which Tenant engaged Management Company to provide certain management services to Tenant for a term commencing on the Closing Date as defined in the Purchase and Sale Agreement.  Capitalized terms defined in the Management Agreement shall have the same meaning in this Agreement, unless otherwise stated.

D.Under the Management Agreement, Tenant and Management Company agreed that all the employees at the Facility shall be employees of Staffing Company rather than Tenant or Management Company, except for supervisory employees identified by Management Company as key employees such as administrators, directors of health and welfare, and dietary supervisors who may be the employed by Management Company.

E.Staffing Company wishes to provide all the employees for the Facility on the terms and conditions set out in this Agreement.

NOW, THEREFORE, the parties, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, agree as follows:

1.RIGHTS AND RESPONSIBILITIES.

1.01Duties and Responsibilities of Staffing Company.  Management Company hereby appoints Staffing Company as the sole and exclusive provider of employees at the Facility except as hereafter provided and grants Staffing

Schedule 1.1-Page 1

Company all the authority necessary to carry out, in the manner deemed best by Staffing Company and consistent with the objectives and obligations set forth in this Agreement, the providing of such employees of the Facility on behalf of the Management Company.  Notwithstanding anything provided herein to the contrary, Tenant shall retain the control and authority (a) required by law for Tenant to maintain the assisted-care living Facility license from the State of Missouri, and (b) not otherwise specifically delegated to Staffing Company hereunder.  Management Company, Tenant and Staffing Company are not partners or joint-venturers and it is agreed that Staffing Company is acting solely as the agent of Management Company in performing services to be provided hereunder.  As the primary provider of employees to perform all services at the Facility, Staffing Company shall perform the following, but only with respect to the Facility and subject to the rights and responsibilities of the Tenant:

(a)Recruit, hire, train and supervise all Facility Staffing Employees (as hereafter defined), with no such personnel being employed by Tenant or Management Company except for supervisory employees identified by Management Company as key employees such as administrators, directors of health and welfare, and dietary supervisors who may be the employed by Management Company;

(b)Prepare, keep and provide Management Company with access during regular business hours to all contracts, books, records, documents, policies and other information necessary for the lawful operation and sound financial management of the Facility.

(c)Prepare all books, records, payroll registers and other documents which may be requested by Management Company from time to time and deliver same to the Management Company on a timely basis so that Management Company is able to make the payments as described in Section 1.05 below.

1.02Insurance.

(a)Each policy or contract for insurance coverage for the Facility procured by Management Company under the Management Agreement shall name Staffing Company as an additional named insured, as its interests may appear.

(b) All certificates of insurance provided for under this Section shall state that the insurance shall not be canceled or materially changed without at least thirty (30) days' prior written notice to the certificate holder and to Staffing Company.

1.03Employees; Proprietary Interest.

(a)All persons employed in the operation of the Facility (“Facility Staffing Employees”) shall be employees of the Staffing Company, except as otherwise provided below.  All persons employed in the operation of the Facility shall be Facility

Schedule 1.1-Page 2

Staffing Employees.  All Facility Staffing Employees shall be employees of the Staffing Company, except for supervisory employees identified by Management Company as key employees such as administrators, directors of health and welfare, and dietary supervisors who may be the employed by Management Company.  Using the Revenues (supplemented, if necessary, by Tenant’s funds), Management Company shall make disbursements and deposits for all compensation and other amounts payable with respect to Facility  Staffing Employees, specifically including, but not limited to, unemployment insurance, social security, benefits, workers' compensation, and other charges imposed by a governmental authority or provided for in a union agreement.  All payroll costs, specifically including, but not limited to, those enumerated above, of the Facility Staffing Employees are Operating Expenses (as defined in the Management Agreement) of Tenant to be reimbursed to Staffing Company or Management Company (as appropriate) from Revenues (supplemented, if necessary, by Tenant's funds).  All home office payroll costs and overhead expenses for employees of Management Company who are not Facility Staffing Employees are corporate administrative costs to be borne by Management Company without reimbursement.

2.COMPENSATION TO STAFFING COMPANY.In consideration of Staffing Company’s performance of the services required under this Agreement, Staffing Company shall be compensated by Management Company from the funds of Tenant as follows:

2.01Management Company shall pay from funds of Tenant in a manner as determined by Management Company all payroll costs of Staffing Company and Management Company for all of Facility Staffing Employees as set out in Section 1.02 above, whether employed by Staffing Company or by Management Company.

2.02Subject to, and on the terms and conditions set out in the Management Agreement, Management Company shall pay from funds of Tenant all other costs and expenses incurred by Staffing Company and/or Management Company in connection with or related to the Facility Staffing Employees.

3.TERM AND TERMINATION.

3.01Term.  Subject to Section 3.02, this Agreement shall have a term (the “Term”) commencing on the Effective Date and terminating on the earlier of (i) the (5th) anniversary of the Effective Date, or (ii) the date on which the Management Agreement shall expire or be terminated by either party for any reason whatever.

3.02Termination.

(a)Management Company shall have the right to terminate this Agreement, without paying any fee or penalty, when and if one of the following events occur (hereinafter

Schedule 1.1-Page 3

collectively referred to as “Staffing Company’s Default”), after which Management Company shall have the right – but not the obligation – to declare a termination of this Agreement in accordance with the termination protocols set forth below:

(i)	expiration or termination by either party for any reason whatever of the Management Agreement;
(ii)	appointment of a receiver or trustee to manage the assets of Staffing Company;
(iii)	assignment for the benefit of creditors of the assets of Staffing Company;
(iv)

ban on admissions, suspension of any operating license, or termination or revocation of any license, if not corrected within five (5) business days, or longer as may be required to reinstate or otherwise make effect any license;

(v)	Staffing Company’s gross negligence or willful misconduct;
(vi)	any voluntary act of bankruptcy by Staffing Company, or any involuntary proceeding commenced against Staffing Company and not dismissed within sixty days of the commencement thereof ; and/or
(vii)

Staffing Company's breach of any provisions of this Agreement, (viii) where such breach has not been cured within thirty (30) days after the giving of written notice of the breach or such longer period as agreed to by Management Company and as may reasonably be required to diligently effect such cure, specifying the nature of the breach, and complying with all provisions regarding mediation set forth herein.

(b)Staffing Company shall have the right to terminate this Agreement if and when one of the following events occur (hereinafter “Management Company Default”), after which Staffing Company shall have the right – but not the obligation – to declare a termination of this Agreement in accordance with the termination protocols set forth below:

(i)	expiration or termination by either party for any reason whatever of the Management Agreement;
(ii)	appointment of a receiver or trustee to manage the assets of Management Company;
(iii)

assignment for the benefit of creditors of the assets of Management Company, except Staffing Company shall agree to enter into any agreements which may be required on behalf of the Mortagee in order for the Landlord to obtain financing;

Schedule 1.1-Page 4

(iv)	any voluntary act of bankruptcy by Management Company, or any involuntary proceeding commenced against Management Company and not dismissed within sixty days of the commencement thereof ; and/or
(v)

Management Company's breach of any material term, where such breach has not been cured within thirty (30) days after the giving of written notice of the breach or such longer period as may reasonably be required to diligently effect such cure, specifying the nature of the breach, and complying with all provisions regarding mediation set forth herein.

(c)Staffing Company shall have the right but not the obligation to terminate this agreement within one hundred twenty days (120) of the sale of any or all of the Facility; provided, however, that in the event Tenant shall assign its rights and obligations under the Management Agreement, this Agreement shall remain in full force and effect.

(d)Staffing Company shall have the right but not the obligation to terminate this Agreement effective on any date when the Management Agreement is terminated for any reason whatever.  Any such termination notice shall be delivered by Staffing Company not later than thirty (30) days after Staffing Company requires notice of termination of the Management Services Agreement.

3.03Effect of Termination.  Upon termination of this Agreement for Default (and irrespective of which Party terminates this Agreement), all of the following shall apply:

(a)Staffing Company shall turn over to Management Company a complete set of books and records pertaining to the Facility within three (3) business days after the termination has become effective;

(b)Each party shall make information related to this Agreement and the Facility available to the requesting party for tax and other reporting purposes; and

(c)All sums due Staffing Company hereunder, whether pertaining to expenses, unreimbursed expenses or the Management Fees shall be due and payable by Tenant to Staffing Company within ten (10) calendar days after the effective date of the termination.

4.EXCLUSIONS.

4.01Exclusion of Management Company.  Management Company represents and warrants to Staffing Company that neither Management Company nor any of its owners, officers, directors, Management Companys, or employees are excluded from participation in any federal health care programs, as defined under 42 U.S.C. 1320a-7b(f), or any form of state Medicaid program, and to Management Company's knowledge, there are no pending or threatened governmental investigations that may lead to such exclusion.  Management Company agrees to notify Tenant and

Schedule 1.1-Page 5

Staffing Company of the commencement of any such exclusion or investigation within seven (7) business days of Management Company's first learning of it.  Staffing Company shall have the right immediately to terminate this Agreement upon learning of any such exclusion or investigation.  Management Company agrees to notify Staffing Company of the status of any such investigation.

4.02Exclusion of Staffing Company.  Staffing Company represents and warrants to Management Company that neither Staffing Company nor any of its owners, officers, directors, Management Companies, or employees are excluded from participation in any federal health care programs, as defined under 42 U.S.C. 1320a-7b(f), or any form of state Medicaid program, and to Staffing Company’s knowledge, there are no pending or threatened governmental investigations that may lead to such exclusion.  Staffing Company agrees to notify Management Company of the commencement of any such exclusion or investigation within seven (7) business days of Staffing Company's first learning of it.  Management Company shall have the right immediately to terminate this Agreement upon learning of any such exclusion or investigation.  Staffing Company agrees to notify Management Company of the status of any such investigation.

5.INDEMNIFICATION.

5.01Indemnification by Management Company.  Management Company hereby agrees to indemnify and hold harmless Staffing Company at all times from and after the Effective Date against and with respect to any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries, and deficiencies, including interest, penalties, and reasonable attorneys’ fees and expenses, costs of litigation and costs of investigation (but not including any adjustments or credits expressly provided for in this Agreement):

(a)resulting from any breach of a representation, warranty, covenant or agreement of Management Company contained in this Agreement;

(b)resulting from gross negligence or willful misconduct of Management Company in exercising its duties and responsibilities hereunder;

(c)or Management Company’s uncured breach of this Agreement.

6.MISCELLANEOUS.

6.01No Third Party Beneficiaries.  Any provision hereof to the contrary notwithstanding, nothing in this Agreement is intended, nor shall it be deemed, to confer upon any Person other than the parties hereto and their respective successors and assigns as any rights or remedies under or by reason of this Agreement.

Schedule 1.1-Page 6

6.02Binding Effect; Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, including any representative appointed to administer or liquidate their respective estates in any way whatsoever.

6.03Assignment.  Neither of the parties hereto may assign any of its rights or obligations hereunder without the prior written consent of the other party hereto, which consent shall not be wrongfully withheld, conditioned or delayed, except this Agreement may be assigned to either a lender at the Tenant’s request or to a buyer as part of a Facility sale.  Notwithstanding any of the other terms, covenants and conditions of this Agreement, this Agreement may not be assigned by either party unless the Management Agreement for the Facility shall be assigned on the same date to the same assignee and such assignee shall accept such assignment.

6.04Subordination. This Agreement shall be subordinate to any mortgage, deed of trust, master lease, or ground lease affecting the Facility. Management Company shall promptly within 15 days enter into agreements reasonably requested by any holder of any mortgage or deed of trust or the lessor under any master lease or ground lease evidencing such subordination.

6.05Entire Agreement; Modification.  This Agreement, together with the exhibits and schedules hereto, is the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous communications, agreements and understandings with respect to the subject matter hereof, express or implied, oral or written, all of which are merged herein.  In the event of a conflict between this Agreement and the Management Agreement, the Management Agreement shall control.

6.06Costs.  Except as expressly provided herein, each party hereto shall bear its own costs, including counsel fees and accounting fees, incurred in connection with the negotiation, preparation and execution of this Agreement, and all matters incident thereto.  In any action or proceeding to enforce any of the provisions of this Agreement, the unsuccessful party to such proceeding, as determined by the court or arbitrator in any final judgment or decree, shall pay to the successful party or parties all costs, expenses, and reasonable attorneys' fees and expenses incurred by the successful party or parties, and if the successful party recovers a judgment, such costs, expenses and fees shall be included in and as a part of such judgment.

6.07Interpretation.  The parties hereto acknowledge and agree that this Agreement has been negotiated at arm's length and between parties equally sophisticated and knowledgeable in the matters dealt with in this Agreement, and that each party has been advised by counsel of its choosing with respect hereto.  Accordingly, any rule of law or legal decision that would require interpretation of any ambiguities in this Agreement against the party that has drafted it is not applicable and

Schedule 1.1-Page 7

is hereby waived.  The terms of this Agreement shall be interpreted in a reasonable manner in order to affect the intent of the parties as set forth herein.

6.08Severability.  Except as expressly provided to the contrary herein, each Article, Section, term and provision of this Agreement, and any portion thereof, shall be considered severable and if for any reason any such portion of this Agreement is held to be invalid, contrary to, or in conflict with any applicable present or future law or regulation in a final, un-appealable ruling issued by any court, agency or tribunal with competent jurisdiction, that ruling shall not impair the operation of, or have any other effect upon, such other portions of this Agreement as may remain otherwise intelligible, which shall continue to be given full force and effect and binding upon the parties hereto, although any portion held to be invalid shall be deemed not to be part of this Agreement.

6.09Waiver of Obligations.  Neither party shall be deemed to have waived or impaired any right, power, or option reserved by this Agreement (including, without limitation, its right to demand exact compliance with every term, condition and covenant herein) by virtue of (i) any custom of the parties at variance with the terms hereof; (ii) any failure by such party to demand strict compliance with this Agreement; or (iii) any waiver, forbearance, delay, failure or omission to exercise any right, power or option.  No failure, refusal or neglect to exercise any right under this Agreement or to insist upon full compliance by the other parties hereto with their obligations hereunder shall constitute a waiver of any provision of this Agreement.

6.10Counterparts and Execution.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original Agreement for all purposes, and all of which when taken together shall constitute one Agreement among each of the parties hereto, notwithstanding that all of the parties are not signatories to the original or the same counterpart.

6.11Rights and Remedies Cumulative.  The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive its right to use any or all other remedies.  Such rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance, or otherwise.

6.12Notices.  Any notice called for hereunder shall be in writing and shall be deemed properly given if (i) sent by certified mail, return receipt requested, (ii) personally delivered, (iii) dispatched by any form of private or governmental express mail or delivery service providing receipted delivery, (iv) sent by facsimile or (v) sent e-mail, to the following addresses or to such other address as either party may designate by notice in accordance with this Section:

If to Management Company:

Schedule 1.1-Page 8

Foster Development, Inc.

ATTN: John Foster

1240 East Independence Ave, Suite 200

Springfield, MO 65804

If to Staffing Company:

Crossings Riverview OPCO, LLC

ATTN: Greg Smith

1240 East Independence Ave, Suite 200

Springfield, MO 65804

Notice shall be deemed given on the earlier of (i) actual receipt by the receiving party, (ii) the date shown on a facsimile transmission confirmation, (iii) the date reflected on a signed delivery receipt, or (iv) two (2) Business Days following tender of delivery or dispatch by express mail or delivery service.

6.13Survival.  All representations, warranties, indemnifications, covenants and undertakings set forth herein shall survive the Effective Date and shall remain binding on the parties hereto.

6.14Approval of Tenant; Agreement of Parties.  Unless otherwise specifically provided, (i) any approval to be given by Tenant hereunder must be in writing to be effective and may be granted or withheld in Tenant's sole and absolute discretion, and (ii) any matter to be agreed to by the parties must be in writing to be effective and the decision whether or not to enter into such agreement will be in the parties' sole and absolute discretion.

6.15Governing Law.  All issues relating to this Agreement and its formation, performance and enforcement shall be governed by and construed in accordance with the substantive laws of the State of Missouri and/or Arkansas in the United States of America without reference to the rules governing conflict of laws.

6.16HIPAA Compliance.  The parties agree that the services provided under this Agreement will comply in all material respects with all federal and state-mandated regulations, rules, or orders applicable to the services provided herein, including but not limited to regulations promulgated under Title II, Subtitle F of the Health Insurance Portability and Accountability Act (Public Law 104-91) (“HIPAA”), and that protected medical and health information will be handled and maintained in conformance with the requirements set forth in Exhibit A.  Furthermore, the parties shall amend this Agreement or execute any additional documentation to amend the Agreement to conform with HIPAA or any new or revised legislation, rules, and regulations to which they are subject now or in the future, including, without limitation,

Schedule 1.1-Page 9

the Standards for Privacy of Individually Identifiable Health Information or similar legislation (collectively, “Laws”) in order to ensure that the parties are at all times in conformance with all Laws.

[Signatures page follows]

Schedule 1.1-Page 10

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above written.

MANAGEMENT COMPANY:

FOSTER DEVELOPMENT, INC.

a Missouri corporation

________________________________________

By:  JOHN FOSTER

Its:   President

STAFFING COMPANY:

CROSSINGS RIVERVIEW OPCO, LLC,

A Missouri limited liability company

By:  GREG SMITH

Its:   CFO

Schedule 1.1-Page 11

EXHIBIT A TO STAFFING COMPANY AGREEMENT

BUSINESS ASSOCIATE AGREEMENT

THIS BUSINESS ASSOCIATE AGREEMENT (“Agreement”) is entered into this _____ day of ________________, 2018 (“Effective Date”) by and between FOSTER DEVELOPMENT, INC. (“Covered Entity”) and CROSSINGS RIVERVIEW OPCO, LLC (“Business Associate”).

WHEREAS, Covered Entity and Business Associate wish to enter into or have entered into an arrangement or arrangements whereby Business Associate will provide services to or on behalf of Covered Entity (collectively “Arrangement”) and, in providing those services, may electronically exchange or have access to Protected Health Information  (“PHI”) as defined below;

WHEREAS, Covered Entity is obligated under the Health Insurance Portability and Accountability Act of 1996, and its implementing regulations, including but not limited to, the standards set forth at 45 CFR Parts 160, 162 and 164, and the requirements of the Health Information Technology for Economic and Clinical Health Act (collectively, “HIPAA”) to safeguard PHI and ensure that Business Associate maintains the integrity of PHI and uses and discloses PHI in accordance with HIPAA; and

WHEREAS, Business Associate understands and acknowledges that the terms of this Agreement and HIPAA shall govern the use and disclosure of PHI disclosed to, provided by, received by, or created by Business Associate in the course of providing the services under the Arrangement.

NOW, THEREFORE, the parties agree as follows:

1.Definitions

a.HIPAA Defined Terms.  All terms that are capitalized in this Agreement, when they would not be capitalized normally, have the meanings set forth in this Agreement, or the meanings set forth in HIPAA.

b.Protected Health Information.  “Protected Health Information” or “PHI” shall have the meaning given to such term under HIPAA and shall include, but not be limited to, any information, whether oral or recorded in any form or medium including, but not limited to, electronic formats or media: (1) that relates to the past, present or future physical or mental condition of an individual; provision of health care to an individual; or past, present or future payment for the provision of health care to an individual; and (2) that identifies the individual or with respect to which there is a reasonable basis to believe that the information can be used to identify the individual.

c.Unsecured Protected Health Information.  “Unsecured Protected Health Information” or “Unsecured PHI” means PHI that is not secured: (1) by a technology or methodology specified by the Secretary of the Department of Health and Human Services (“HHS”); or (2) by a technology standard that renders PHI at rest or PHI in motion unusable,

Exhibit A to Schedule 1.1-Page 1

unreadable, or indecipherable to unauthorized individuals and that is developed or endorsed by a standards developing organization accredited by the American National Standards Institute.

2.Obligations of Business Associate

a.Confidentiality of Information.  Business Associate understands and acknowledges that in the course of providing services, Business Associate may have or be given access to PHI and that unauthorized use or disclosure of PHI is strictly prohibited.  To that end, Business Associate shall comply with all policies and applicable laws governing PHI and shall not use or disclose PHI other than as permitted or required by this Agreement or as required by law.  Furthermore, Business Associate shall not permit access to any PHI by any unauthorized person or disclose any access code or authorization assigned to Business Associate that allows it to access PHI to any unauthorized person or use such access code or authorization in an unauthorized manner.   Finally, Business Associate shall direct all questions regarding the use or disclosure of PHI to Covered Entity's Privacy Officer.

b.Permitted Uses of Protected Health Information.  Except as otherwise provided in this Agreement, Business Associate shall use PHI solely for meeting its obligations and performing any functions, activities, or services for or on behalf of Covered Entity covered by the Arrangement.  Any use of PHI by Business Associate may not violate HIPAA or any other applicable law, rule or regulation.

c.Permitted Disclosures of Protected Health Information.  Business Associate shall not disclose PHI in any manner that would constitute a violation of HIPAA if disclosed by Covered Entity except that Business Associate may disclose PHI as necessary for the proper management and administration of Business Associate or to carry out the legal responsibilities of Business Associate if: (1) the disclosure is required by law; or (2) Business Associate obtains reasonable assurances from the third-party that receives the disclosed PHI that the privacy and security of the PHI will be maintained according to the same terms and conditions set forth in this Agreement, that PHI will be further disclosed only as required by law or for the purpose for which it was disclosed and that third-party will notify Business Associate of any breaches of privacy or security of PHI.

d.Aggregation of Data. Business Associate may aggregate PHI received or obtained from Covered Entity with other PHI in its possession provided that the purpose of such aggregation is to provide Covered Entity with data analyses related to Covered Entity’s “health care operations” as that term is defined in HIPAA.  Under no circumstances may Business Associate disclose PHI received from or prepared for Covered Entity to another entity covered by HIPAA absent the explicit authorization of Covered Entity.

e.Appropriate Safeguards.  Business Associate agrees to use commercially reasonable and appropriate efforts to maintain the privacy and security of PHI and to prevent unauthorized use or disclosure of PHI.   Such efforts shall include the adoption and enforcement of policies and procedures to effectively implement the requirements of HIPAA and securing PHI according to HIPAA requirements.

Exhibit A to Schedule 1.1-Page 2

f.Reporting Improper Uses or Disclosures.  Business Associate agrees to report to Covered Entity within twenty-four (24) hours any actual or suspected breach of security or any unauthorized use or disclosure of PHI or Unsecured PHI of which it becomes aware, including those involving agents and subcontractors, and to establish procedures for mitigating, to the greatest extent possible, any harmful effect that is created by any improper use or disclosure of PHI or Unsecured PHI in violation of the Agreement.  For purposes of this Agreement, a breach shall be treated as discovered as of the first day on which such breach is known to Business Associate (including any person, other than the individual committing the breach, that is an agent, employee or officer of Business Associate) or should reasonably have been known to Business Associate to have occurred.

(1)

Contents of Report Required by this Section.  Consistent with HIPAA and the requirements set forth in this Agreement, Business Associate agrees to provide Covered Entity notice that Unsecured PHI may have been subject to an actual or suspected breach or an unauthorized use or disclosure.  The notification shall include:

(a)identification of all affected individuals;

(b)	a brief description of the security breach, including when it occurred, and when the breach was discovered;

(c)	a description of the types of Unsecured PHI that were involved in the breach (e.g., name, date of birth, social security number, home address, account number, disability code);

(d)	the steps the individual should take to protect himself or herself from potential harm from the breach;

(e)	a brief description of how the Business Associate plans to address the breach, mitigate losses, and to prevent further breaches; and

(f)	Business Associate contact information for the individual to ask questions, which includes a toll-fee number, an electronic mail address, website, or physical address.

(2)

Notifying Individuals of Improper Use or Disclosure of Unsecured PHI.  Covered Entity shall provide any notices to individuals required by HIPAA concerning incidents reported by Business Associate, except Business Associate agrees to provide any such notice (subject to review by Covered Entity) if requested to do so by Covered Entity, in which case the notice will be provided by the earlier of the deadline imposed by HIPAA or three (3) business days after the Business Associate receives the request.

(3)	Notifying Media Outlets and HHS of Improper Use or Disclosure of Unsecured PHI. Consistent with HIPAA and the requirements set forth in this Agreement,

Exhibit A to Schedule 1.1-Page 3

Business Associate agrees to consult and coordinate with Covered Entity in providing notice to local media outlets and HHS when an actual or suspected breach of security or an unauthorized use or disclosure of Unsecured PHI involves five hundred (500) or more individuals.  Business Associate further agrees to maintain a log of all security breaches or unauthorized uses or disclosures of Unsecured PHI that involve less than five hundred (500) individuals and annually submit such log to HHS consistent with HIPAA requirements.

g.Reporting Compelled Disclosure.  If Business Associate is requested or required by legal or administrative process to disclose PHI, Business Associate shall immediately notify Covered Entity so that, if necessary, Covered Entity may seek an appropriate protective order or other relief.  In any case, Business Associate will: (1) disclose only the minimum necessary amount of PHI that is required to comply with the compelled disclosure; (2) use its reasonable efforts to ensure that such PHI is treated confidentially; and (3) notify Covered Entity as soon as reasonably practical of PHI so disclosed.

h.Agents of Business Associate.  Business Associate shall ensure that all of its agents and subcontractors to whom it discloses PHI agree in writing to be bound by the same restrictions and obligations contained in this Agreement whenever PHI is made accessible to such agents or subcontractors.  Business Associate shall disclose only the minimum necessary PHI for the agent or subcontractor to perform or fulfill the authorized subcontracted services.

i.Auditing, Inspections and Enforcement.  Business Associate shall make available, and shall cause any authorized subcontractors to make available to Covered Entity and HHS, or HHS's designee, copies of Business Associate’s internal practices, books and records relating to the security, use and disclosure of PHI for the purposes of determining Covered Entity’s compliance with HIPAA.

j. Training.  Business Associate shall provide appropriate training regarding the requirements of this Agreement to any employee, agent or subcontractor of Business Associate who will have access to or make use of PHI and require that any employee, agent or subcontractor receiving such training attest to his or her knowledge of and compliance with those policies and procedures.  Such training shall encompass the Business Associate’s system of sanctions for any employee, agent or subcontractor who violates this Agreement Business Associate agrees that Covered Entity shall have the right to immediately terminate access to PHI of any employee, agent or subcontractor of the Business Associate where Covered Entity identifies an actual or threatened breach of security or unauthorized use or disclosure of PHI or any actual or suspected use or disclosure of PHI in violation of any applicable federal or state laws or regulations.

k.Access to PHI.  Business Associate shall, at the request and direction of Covered Entity, make PHI maintained by Business Associate or its agents and subcontractors available to Covered Entity or the subject thereof for inspection and copying within five (5) days of receipt of such a request from Covered Entity.  Such PHI shall be provided electronically if it is maintained in such a format and requested to be produced in that format.

Exhibit A to Schedule 1.1-Page 4

l.Amendment of PHI.  Business Associate shall, within five (5) days of a request from Covered Entity, make PHI maintained by Business Associate or its agents or subcontractors, available for amendment and, as directed by Covered Entity, shall incorporate any amendment or related statements into the information held by Business Associate and any of its agents or subcontractors.  If any individual or entity directly requests that Business Associate or its agents or subcontractors amend PHI, Business Associate or its agents or subcontractors shall notify Covered Entity in writing within five (5) days of such request and, at a minimum, five (5) days before acting upon any such request.

m.Accounting of Disclosures.  Business Associate and its agents and subcontractors shall, within five (5) days of a request from Covered Entity, make available the information necessary for Covered Entity to provide an individual with an accounting of the disclosures of his or her PHI (including disclosures of PHI contained in an electronic health record for treatment, payment and operations purposes) as required under HIPAA.  At a minimum, such information shall include: (1) the date of the disclosure; (2) the name and address of the entity or person receiving the PHI; (3) a brief description of the PHI disclosed; and (4) a brief description of the reason for the disclosure or a copy of the written request for the disclosure.  Such information must be maintained by Business Associate and its agents and subcontractors for a period of six (6) years from the date of each disclosure.  If any individual directly requests that Business Associate or its agents or subcontractors provide an accounting of disclosures of PHI, Business Associate or its agents or subcontractors shall notify Covered Entity within five (5) days of such request.

n.Restrictions on Use and Disclosure. Business Associate shall comply with any restrictions on use or disclosure of PHI when so notified by Covered Entity.

o.Minimum Necessary.  Business Associate agrees that it will not request, use or disclose more than the minimum amount of PHI necessary to accomplish the purpose of the request, use or disclosure.

p.Compliance with Standard Transaction Requirements.  If Business Associate conducts on behalf of Covered Entity any of the standard electronic health care transactions designated in 45 CFR Parts 160 and 162, Business Associate will comply, and will require any subcontractor or agent involved with the conduct of such standard electronic health care transactions to comply, with each applicable requirement of 45 CFR Parts 160 and 162.  Business Associate will not enter into, or permit its subcontractors or agents to enter into, any agreement in connection with the conduct of such standard electronic health care transactions on behalf of Covered Entity that:

(1)	changes the definition, data condition, or use of a data element or segment in those standard electronic health care transactions;

(2)	adds any data elements or segments to the maximum defined data set;

(3)

uses any code or data element that is marked “not used” in the implementation specification of the standard electronic health care transaction or is not in the standard electronic health care transaction implementation specification; or

Exhibit A to Schedule 1.1-Page 5

(4)	changes the meaning or intent of the standard electronic health care transaction implementation specification.

q.Compliance with Security Requirements.  If Covered Entity and Business Associate exchange PHI electronically, Business Associate will comply, and will require any subcontractor or agent involved with such electronic data exchange to comply, with the following security requirements in addition to those set forth in this Agreement and HIPAA.  At a minimum, Business Associate and any agent or subcontractor of Business Associate must:

(1)	subject electronic data files to a virus check prior to transmission to Covered Entity;

(2)

use or maintain technological systems and procedures to guard against unauthorized access to electronically maintained PHI, including encrypting PHI at rest and PHI in motion with a technology standard that is developed or endorsed by a standards developing organization accredited by the American National Standards Institute.

(3)

maintain a designated individual to serve as Business Associate’s system security officer responsible for supervising Business Associate’s system security and data integrity, and for communicating with Covered Entity on system security matters;

(4)

maintain policies and procedures as necessary to prevent unauthorized parties from accessing, using, disclosing, processing, copying, modifying, corrupting, rendering unavailable, introducing computer code into, or otherwise performing unauthorized and undesired activities related to PHI maintained electronically;

(5)

notify Covered Entity immediately in the event of any proven or suspected incident in which Business Associate has reason to believe any unauthorized person may have had access to the electronic data systems of Business Associate or of Covered Entity (if Business Associate has access to Covered Entity’s data systems to perform its duties under the Arrangement); and

(6)	assess its information security policies and procedures at least once annually and in response to any material breach of security of Business Associate’s systems.

3.Obligations of Covered Entity

a.Notice of Privacy Practices.  Covered Entity agrees to inform Business Associate of its current privacy practices and any future changes to those practices by providing Business Associate with updated copies of its notice of privacy practices.

b.Revocation of Authorization by Individual.  Covered Entity agrees to inform Business Associate of any change to or revocation of an individual’s authorization to use or disclose PHI to the extent that such changes may affect Business Associate’s use or disclosure of PHI.

Exhibit A to Schedule 1.1-Page 6

c.Restrictions on Use and Disclosure.  Covered Entity agrees to notify Business Associate of any restrictions to the use or disclosure of PHI agreed to by Covered Entity in accordance with HIPAA to the extent that such restriction may affect Business Associate’s use or disclosure of PHI.

d.Permissible Requests.  Covered Entity shall not request Business Associate to use or disclose PHI in any manner that would not be permissible under HIPAA if done by Covered Entity.

4.Indemnification

Business Associate shall indemnify and hold harmless Covered Entity from and against any and all losses, expense, damage or injury that Covered Entity may sustain as a result of, or arising out of a breach of this Agreement by Business Associate or its agents or subcontractors, including but not limited to any breach of security or unauthorized use or disclosure of PHI.

5.Remedies

Business Associate understands and acknowledges that the restrictions and obligations accepted by Business Associate pursuant to this Agreement are reasonable and necessary in order to protect the interests of Covered Entity, its patients and employees and that Business Associate’s failure to comply with this Agreement in any respect could cause irreparable harm to Covered Entity, its patients and employees for which there may be no adequate legal remedy.  Business Associate therefore understands and agrees, notwithstanding any contrary provision in any other agreement between the parties, that Covered Entity retains its full rights to pursue legal or equitable remedies in the event of any breach or threatened breach of this Agreement, and may prevent Business Associate, any of its agents or subcontractors, or any third party who has received PHI from Business Associate from violating this Agreement by any legal means available.  Business Associate further understands that violation of this Agreement may subject Business Associate to applicable legal penalties, including those provided under HIPAA and termination of any Arrangement entered into between Covered Entity and Business Associate.

6.Term and Termination

a.Term.  This Agreement shall be effective from the Effective Date until all PHI provided by or created for Covered Entity is destroyed or returned to Covered Entity or, if it is infeasible to return or destroy PHI, protections are extended to such PHI in accordance with the terms of this Agreement.

b.Material Breach.  A breach by Business Associate of any material provision of this Agreement or HIPAA, as determined by Covered Entity, shall constitute a material breach of this Agreement and shall provide grounds for the immediate termination of this Agreement, the Arrangement and access to PHI. Covered Entity also may immediately terminate this Agreement, the Arrangement and access to PHI if Business Associate is named as a defendant in a criminal

Exhibit A to Schedule 1.1-Page 7

proceeding resulting from a violation of HIPAA or if there is a finding or stipulation that Business Associate has violated any standard or requirement of HIPAA or other security or privacy law.

c.Reasonable Steps to Cure Breach.  If Covered Entity knows of a pattern of activity or practice of Business Associate that constitutes a material breach or violation of Business Associate’s obligations under this Agreement or HIPAA, Covered Entity may provide Business Associate with an opportunity to cure the breach or violation.  Should Business Associate fail to cure the breach or violation to the satisfaction of Covered Entity within fifteen (15) days of receiving notice from Covered Entity of such breach or violation, Covered Entity shall have the right to immediately terminate this Agreement, the Arrangement and access to PHI.  In the event termination or cure is not feasible, Covered Entity shall report Business Associate’s breach or violation to HHS.

d.Effect of Termination.  Upon termination of this Agreement, the Arrangement or access to PHI, Business Associate shall return or destroy all PHI in its possession or the possession of its agents or subcontractors that was created for or received from Covered Entity.  Upon mutual agreement of the parties that return or destruction of PHI is infeasible, Business Associate shall provide to Covered Entity a complete written description of all PHI that it is infeasible to return or destroy.  Business Associate and its agents or subcontractors shall continue to extend the protections contained in this Agreement to such PHI that is not returned or destroyed and limit further use of such PHI to those purposes that make the return or destruction of such PHI infeasible.  Business Associate agrees that it will not retain any copies of PHI in any form or medium except as required by law.  If PHI is destroyed, Business Associate agrees to provide Covered Entity with appropriate documentation and a certification evidencing such destruction.

7.Miscellaneous

a.Relationship of Parties.  None of the provisions of this Agreement are intended to create or shall be deemed to create any relationship between the Parties other than that of independent parties contracting with each other solely for the purposes of effecting the provisions of this Agreement and any other Arrangement between the Parties.

b.Ownership of PHI.  PHI and any related information created for or received from Covered Entity is, and will remain, the property of Covered Entity.  Business Associate agrees that it acquires no ownership rights to or title in any PHI.

c.No Third Party Beneficiaries.  Nothing express or implied in this Agreement is intended to confer, nor shall anything herein confer, upon any person or entity other than the individual who is the subject of the PHI, Covered Entity or Business Associate and their respective successors and assigns, any rights, remedies, obligations or liabilities whatsoever.

d.Successors and Assigns.  This Agreement shall be binding on the parties and their successors, but neither party may assign the Agreement without the prior written consent of the other, which consent shall not be unreasonably withheld.

Exhibit A to Schedule 1.1-Page 8

e.Waiver.  No change, waiver or discharge of any liability or obligation hereunder on any one or more occasions shall be deemed a waiver of performance of any continuing or other obligation, or shall prohibit enforcement of any obligation, on any occasion.

f.Severability.  In the event that any provision of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, the remainder of the provisions of this Agreement shall remain in full force and effect.

g.Modification to Comply with Law.  The Parties acknowledge that state and federal laws relating to the security and privacy of PHI are rapidly evolving and that modification of this Agreement may be required to provide for procedures to ensure compliance with such developments.  The Parties specifically agree to take such action as is necessary to implement the standards and requirements of HIPAA.  The Parties understand and agree that Covered Entity must receive satisfactory written assurances from Business Associate that Business Associate will adequately safeguard all PHI.   Upon request of either party, the other party agrees to promptly enter into negotiations concerning the terms of a modification to this Agreement embodying written assurances consistent with the standards and requirements of HIPAA.  Covered Entity may terminate the Arrangement and access to PHI upon thirty (30) days written notice in the event: (1) Business Associate does not promptly enter into negotiations to modify this Agreement when requested by Covered Entity under this section; or (2) Business Associate does not enter into a modification of this Agreement providing assurances regarding the safeguarding of PHI that Covered Entity, in its sole discretion deems sufficient to satisfy the standards and the requirements of HIPAA.

h.Amendment.  This Agreement may be amended or modified only in writing signed by the Parties.

i.Interpretation.  This Agreement shall be governed by the laws of the State of Missouri and interpreted as broadly as necessary to implement and comply with HIPAA.  The Parties agree that any ambiguity in this Agreement shall be resolved in favor of a meaning that complies and is consistent with HIPAA.

Exhibit A to Schedule 1.1-Page 9

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first written above.

COVERED ENTITY BUSINESS ASSOCIATE

FOSTER DEVELOPMENT, INC.CROSSINGS RIVERVIEW OPCO, LLC

______________________________________________________________________

John FosterGreg Smith

PresidentCFO

Exhibit A to Schedule 1.1-Page 10

EXHIBIT A

REQUIRED INSURANCE

Tenant’s Insurance

Tenant or Landlord shall procure and maintain, or cause to be procured and maintained, throughout the term of this Agreement and any extended periods specified herein, with insurers authorized to conduct business in the state in which the Facility is located:

Commercial Property Insurance (and to the extent applicable, Builders Risk insurance), including boiler and machinery and/or equipment breakdown coverage to the building(s) and contents by risks commonly covered by an ISO Special Cause of Loss form or its equivalent.  The amount of such insurance shall be not less than one hundred percent (100%) of the full replacement cost of the Facility and its improvements, furniture, furnishings, fixtures, equipment and other items included in the Facility and owned by Tenant or Landlord (and not by residents) from time to time, without deduction for depreciation (less cost of land, excavations, foundations and footings below the lowest basement floor, blueprints or drawings or such other expenses that would not be re-incurred in the event of a loss). Coverage shall include Tenant’s Business Interruption (including loss of rents and necessary continuing expense) in an amount sufficient to provide proceeds which will cover the “Actual Loss Sustained” during restoration of any portion of the building(s) or  improvements for a period of not less than twelve (12) months plus an extended period of indemnity to be selected by Tenant.

Tenant may elect at its sole discretion to purchase Flood, Earthquake, Pollution, Terrorism or other insurance required by Landlord with coverage and limits determined at Tenant’s sole discretion.  During any period of construction at the Facility, or any structural renovation or alteration to the improvements, Builder’s Risk or equivalent course of construction coverage shall be provided with a limit equivalent to the completed value of the project.

Management Company’s Insurance

Management Company shall procure and maintain, or cause to be procured and maintained, throughout the term of this Agreement and any extended periods specified herein, with insurers authorized to conduct business in the state in which the Facility is located:

(a.)

Commercial General Liability insurance on an occurrence form (ISO CG0001 or its equivalent) with unimpaired limits not less than One Million and NO/100 Dollars ($1,000,000.00) per occurrence and Two Million and NO/100 Dollars ($2,000,000.00) per location aggregate. Such coverage shall include Abuse and Molestation coverage.  An endorsement shall be included naming Tenant as an additional insured in respect to any liability arising from Management Company’s work, operations, use, occupancy or maintenance of the Facility by or on behalf of Management Company.

(b.)

Umbrella (CGL) insurance on an occurrence form with unimpaired limits not less than Ten Million and NO/100 Dollars ($10,000,000.00) per occurrence and Ten Million and NO/100 Dollars ($10,000,000.00) per location aggregate written on a form excess over and no less

Exhibit A-Page 1

broad than the Commercial General Liability, Commercial Automobile Liability and Employer’s Liability coverages referenced herein.  Coverage must drop down for exhausted aggregate limits under Commercial General Liability, subject to a deductible or self-insured retention not to exceed $10,000 per occurrence or accident.

(c.)

Professional Liability insurance of not less than Two Million and NO/100 Dollars ($2,000,000.00) per occurrence and Five Million and NO/100 Dollars ($5,000,000.00) general aggregate.  Coverage shall be provided for medical professional liability as well as property manager’s errors and omissions.  Should a “Claims Made” policy be obtained the coverage must be continuously maintained with a retroactive date preceding the Effective Date of this Agreement, and shall continue for a period following the expiration or termination of this Agreement that is sufficient to cover any applicable statute of limitations. With respect to any “Claims Made” professional liability insurance obtained during the Term, which is subsequently terminated for any reason, Management Company shall purchase, as an Operating Expense of the Facility, a new “Claims Made” policy or a tail coverage insurance policy with an extended reporting period that is sufficient to cover any applicable statute of limitations, but not less than two (2) consecutive years, with retroactive coverage continuously maintained prior to the earlier of the Effective Date of this Agreement or commencement of Management Company’s services, which shall name Tenant as the named insured.

(d.)

Employee Dishonesty/Crime insurance with limits in amounts acceptable to Tenant provided that maintenance of the deductible shall be commercially reasonable and similar to those maintained by owners and operators of properties similar in type, location and quality as the Facility.

(e.)	Liquor liability (if applicable) is required with limits, coverage and deductibles reasonable and customary to other similar properties
(f.)

Commercial Automobile Liability coverage for any automobile including, but not limited to, all owned, non-owned, leased, hired and borrowed automobiles with unimpaired coverage limits of at least One Million and NO/100 Dollars ($1,000,000.00) combined single limit per accident.

(g.)

Workers’ Compensation coverage subject to the workers’ compensation laws of the applicable state and Employer’s Liability coverage in the minimum amounts of One Million and NO/100 Dollars ($1,000,000.00) each accident, One Million and NO/100 Dollars ($1,000,000.00) Disease – Policy Limit, and One Million and NO/100 Dollars ($1,000,000.00) Disease - each employee, or such amounts as are required by law customary or available on a voluntary basis.  These limits may be maintained through a combination of Employers’ Liability and Umbrella Liability policies.

(h.)	Employment Practices liability insurance with limits of not less than One Million and NO/100 Dollars ($1,000,000.00) per occurrence /policy aggregate including third party liability.

Exhibit A-Page 2

(i.)

Such other insurance as may from time to time be required by Tenant against other insurable hazards or casualties and similar to coverage maintained by owners and operators of properties similar in type, location and quality as the Facility or as may be required by Legal Requirements.  Tenant hereby retains the right to periodically review they types and the amounts of insurance being maintained by Management Company and approve such limits or require an increase in the amount of said insurance should Tenant deem an increase to be prudent under then-existing circumstances.  Any premiums for such extra or additional types or levels of insurance required by Landlord shall be deemed an Operating Expense.

Contractors/Subcontractors Insurance

Before permitting any contractor or subcontractor (collectively called “Contractor”) to perform work at the Facility, Management Company shall require each Contractor to maintain, at their expense, the following insurance in such amounts and against such risks as follows:

(a).

Commercial General Liability insurance with limits in an amount of One Million and NO/100 Dollars ($1,000,000.00) per occurrence and Two Million and NO/100 Dollars ($2,000,000.00) general aggregate including contractual liability coverages, limits for personal and advertising injury, products/completed operations, and damage to the premises; and such limits may be provided by a combination of primary and excess policies.  Further, liquor liability coverage shall be provided to the extent such exposure exists.  Should “Claims Made” coverage be obtained, the coverage under such policy must be continuously maintained with a retroactive date preceding the commencement date of this Agreement, and shall continue for a period following the expiration or termination of this Agreement that is sufficient to cover any applicable statute of limitations.

(b).

Commercial Automobile Liability insurance providing coverage for owned, hired and non-owned vehicles, in an amount not less than One Million and NO/100 Dollars ($1,000,000.00) combined single limit per accident;

(c).

Workers’ Compensation coverage subject to the Workers’ Compensation laws of the applicable state and Employer’s Liability coverage in the minimum amounts of One Million and NO/100 Dollars ($1,000,000.00) each accident, One Million and NO/100 Dollars ($1,000,000.00) Disease – Policy Limit, and One Million and NO/100 Dollars ($1,000,000.00) Disease - each employee, or such other amounts as are required by law or available on a voluntary basis.  These limits may be maintained through a combination of Employers’ Liability and Umbrella Liability policies.

(d).

Umbrella / Excess Liability insurance above the required Commercial General Liability, coverage with limits not less than Two Million and NO/100 Dollars ($2,000,000.00) per occurrence and Five Million and NO/100 Dollars ($5,000,000.00) general aggregate, written on a form excess over and no less broad than the Commercial General Liability coverage referenced above.

Exhibit A-Page 3

(e).

Professional Liability insurance as may be reasonably appropriate based on the level and type of services provided by Contractor.  Should any medical professional services be provided by or on behalf of a Contractor, coverage shall be provided for medical professional liability.

General Insurance Provisions

All such insurance required herein shall: (i) be with insurers authorized to do business in the state within which the Facility is located, (ii) currently have and at all times during this Agreement maintain a rating of at least A (or its equivalent) from Standard & Poor’s, a Division of The McGraw-Hill Companies, Inc. or an AM Best Rating of A-VIII or better; (iii) specifically identify insured location(s) by name and contain the complete address of the Facility; (iv) be for terms of at least one (1) year, (v) contain deductibles approved by Tenant in its reasonable discretion; and (vi) be subject to the commercially reasonable approval of Tenant as to insurance companies, amounts, content, forms of policies, method by which premiums are paid, and expiration dates.  Without limitation to the generality of the foregoing, all coverages under this Exhibit, except Earthquake and Flood, shall be required to cover perils of terrorism and acts of terrorism to the extent commercially available.

Management Company shall, as of the Effective Date, deliver to Tenant (i) evidence that said insurance policies have been paid current as of the Effective Date; (ii) original Certificates of Insurance including applicable additional insured, waiver of subrogation and notice of cancellation endorsements signed by an authorized agent of the applicable insurance companies evidencing such insurance satisfactory to Tenant; and (iii) as to all liability policies procured by Management Company (excluding Employer’s Liability, Employee Dishonesty/Crime, Professional Liability and Employment Practices Liability) shall include an endorsement naming Tenant and Landlord as additional insureds and as a named insured and loss payee on any required property coverages, and (iv) at the request of Tenant, Management Company shall deliver a copy of each policy bearing certification of the insurance company underwriter(s), that the policy(s) is a complete copy of the policy issued with all endorsements.  Management Company shall renew all such insurance and deliver to Tenant certificates and endorsements evidencing such renewals at least ten (10) business days prior to applicable expiration dates.

Without limiting the required endorsements to the insurance policies, Management Company agrees that all such policies shall include a standard, non-contributory mortgagee clause naming any Mortgagee identified by Tenant as: (i) an additional insured under all liability insurance policies, except for Employment Practices,  Professional Liability, and Workers’ Compensation; (ii) as the first mortgagee on all Property Insurance policies, if maintained by Management Company on behalf of Tenant; and (iii) as the lenders loss payee as their interests may appear on all Business Interruption, including loss of rents.

Management Company further agrees that all such insurance policies: (i) shall provide for at least thirty (30) days’ prior written notice to Tenant and Landlord prior to any cancellation, non-renewal, termination or adverse material reduction of the coverages required herein; (ii) any loss shall be payable by the insurer to Tenant, Landlord or a Mortgagee designated by Landlord, as their interest may appear in accordance with the terms of such policy notwithstanding any act or negligence of Management Company which might otherwise result in forfeiture of such insurance; and (iii) shall waive all rights of subrogation against Tenant as

Exhibit A-Page 4

respects any claims covered, or which should have been covered, by valid and collectible insurance including any deductibles or self-insurance maintained thereunder.  Tenant shall not be responsible for, or incur, any liability for the sufficiency of any insurance, the insolvency of the insurer, or any other failure of the insurer to perform, even though Tenant has caused the insurance to be placed with the insurer after failure of Management Company to furnish such insurance in accordance herewith.  Management Company shall not obtain insurance for the Facility in addition to that required by Tenant without the prior written consent of Tenant, which consent will not be unreasonably withheld, provided that (i) Tenant and any designees thereof are named insureds on such insurance, (ii) Tenant receives complete copies of all policies evidencing such insurance, and (iii) such insurance and the related insurer comply with all of the applicable requirements set forth herein.

Exhibit A-Page 5

EXHIBIT B

2018 Approved Operating Budget and Approved Capital Budget

The Crossings at Riverview
Capital and Transition Budget
Friday, August 17, 2018

Name tags	$500
Uniforms	$1,500
Policy Notebooks	$250
Bus logo	$500
Letterhead	$500
Marketing collateral	$4,000
Business cards	$300
Note cards	$400
IT Items (Firewall)	$5,000
Point Click Care	$2,825
Matrix Software	$6,603
Website and design	$5,500
Transition travel costs	$7,000
Transition	$34,878

Model furniture for AL	$10,000
Model furniture for MC	$7,500
Foyer Entry furniture	$7,000
Landscaping	$10,000
MC Flooring issues	$60,000
Smaller transport vehicle	$0
Washer and dryer allowance	$3,200
Electrical modifications	$5,000
Capital	$102,700

$137,578

Exhibit B-Page 1

EXHIBIT C

Accounting, Financial Statement and Compliance-Related Deliverables

Deliverables	Template	Due Date

1.Submit the property trial balance meeting the following guidelines:

a.The trial balance is submitted in Microsoft Excel format,

b.The trial balance is submitted via email to an email address designated by Tenant.

	Not applicable.	Monthly, by the 10th day of the following month.

2.Submit a detailed property balance sheet and income statement, including a comparison of actual monthly results (not Revenues only) compared against the estimated amount set forth in the Approved Operating Budget, in Microsoft Excel format. In addition, a written report should be included explaining expenditures that vary from what is allocated in either the Approved Operating Budget or the Approved Capital Budget by the greater of five percent (5%) or Five Thousand and No/100 Dollars ($5,000.00) for such variance.

	Not applicable.	Monthly, by the 10th day of the following month.
3.Submit the detail of all transactions in the owner clearing accounts in Microsoft Excel format via email to an email address designated by Tenant.	Schedule 1	Monthly, by the 10th day of the following month.

4.Submit the signed manager's certification on the accuracy and completeness of the financial statements for March, June, September and December in PDF format via email to an email address designated by Tenant and a final trial balance based on the requirements of deliverable 1 above.

	Schedule 2	Quarterly, by the 20th day following the quarter end month
5.Submit the monthly cash flow budget in Microsoft Excel format via email to an email address designated by Tenant using the template in		Monthly, by the 20th day of the following month.
6.Submit reconciliation for the month of cash to revenue in Microsoft Excel format.		Month, by the 30th day of the following month.

Exhibit C-Page 1

7.Submit all balance sheet reconciliations for General Ledger accounts over $10,000 as of February, May,

August and December, in Microsoft Excel format.  Balance sheet reconciliations include, but are not limited to the following:

•Bank Reconciliations including the bank statements and listings of the outstanding checks for all bank accounts listed in Article 7.

•Accounts Receivable aging including the following categories: 1-30 days, 31-60 days, 61-90 days and 91 & over days past due.

•Schedule of deferred revenue

•Prepaid and other asset schedules

•Other liabilities schedules

	Not Applicable	Quarterly, by the 25th day following the quarter end month.

8.Submit all check registers for the 30 days subsequent to March, June and September and for the 60 days subsequent to December.  Provide copies of all checks and invoices for payments over $10,000.  Provide listing of accounts payable and/or accrued expenses showing whether any of the selected payments were accrued, in Microsoft Excel format.

	Not Applicable	Quarterly, by the 30th day following the quarter end month and by the 30th and 60th day following the year end month.
9.Submit a summary of all bank reconciliations as of September 30 and December 31 in Microsoft Excel format via email to an email address designated by Tenant.		Within 30 days.
10.Submit a computation of the incentive management fee as of May 31 in Microsoft Excel format via email to an email address designated by Tenant.	Not Applicable	Yearly, by 5/31.
11.Submit all owner requests, internal auditor and external auditor requests via email as directed.	Not Applicable	Ongoing, within 5 business days.
12.Submit copies of all sales tax and tangible personal property tax returns filed and proof of payment via email to an email address designated by Tenant.	Not Applicable	Monthly, within 10 days of filing tax return.
13.Submit detail of capital items incurred but not budget approved. Submit scans of all invoices on the detail of capital items expensed.	Schedule 3	Monthly, within 20 days of the following month.

Exhibit C-Page 2

14.Submit quarterly compliance report.	Schedule 4	Quarterly, by the 20th day following the quarter end month.

Exhibit C-Page 3

Schedule 1 to Exhibit C

See attached

PROPERTY NAME
OWNER CLEARING SCHEDULE
For the Period ended December 31, _____

		XXXX	XXXX	XXXX	XXXX	XXXX	XXXX	XXXX	XXXX	XXXX	XXXX	XXXX
		Opening Balance Sheet	Opening Balance Sheet Adjustments	Transition Expenses	Transition Capital Items	Property Owner Funding	AOI	Capital Reserve Purchases	Capital Lease Payment	Capital Reserve Payment	Insurance Payments	CNL Payments
Date	Description												Amount
-
-
-
-
-
-
-
-
	Owner Clearing Balance	-	-	-	-	-	-	-	-	-	-	-	-

Exhibit C-Page 4

Schedule 2 to Exhibit C
Quarterly Certification

QUARTERLY 302 ASSESSMENT SUMMARY

Assessment as of quarter ending:

Property Name or Investment Description:

Assessor Name:

Assessor Title:

Date Signed:

If an additional comment or note is necessary to clarify an assessment, please document in the box to right of each statement.

Assessment Detail

#	QUESTION	RESPONSE COMMENTS/ATTACHMENT DETAILS
1

To Manager’s knowledge, the consolidated income statement and balance sheet (the “Reports”) of the Facility delivered on  ___________ fairly present in all material respects the financial position and results of operations of the Facility at the dates and for the periods presented in the Reports, with respect to the matters addressed by such Reports, all in accordance with United States generally accepted accounting principles consistently applied (subject to normal year end adjustments).

2

Manager is not aware of any significant deficiencies or material weaknesses in Manager’s design or operation of internal control over financial reporting which are reasonably likely to adversely affect Manager’s ability to record, process, summarize and report financial information with respect to the Facility.

3	Manager is not aware of any material fraud that involves management or other employees who have a significant role in Manager’s internal control over financial reporting.

___________________________________

Signature

Exhibit C-Page 5

Schedule 3 to Exhibit C

PROPERTY NAME
Capital Items Expensed (not budget approved)
For the Period ended December 31, ____

Date	Vendor	Description	Invoice #	Amount

			Total	-

Please complete this schedule from 1/1/20__ through 12/31/20__.
Please submit scans of all invoices.

Exhibit C-Page 6

Schedule 4 to Exhibit C

QUARTERLY COMPLIANCE REPORT TO __________ (“Tenant”)

[DATE]

Update On Previously Reported Action Items

Bullet point descriptions of carry over issues that will be reported on and, at minimum, an oral report including the following:

a.identifying staff who have ownership of the action items

b.specifying the timeframe from the initial report date to Tenant

Report Certifying Completion Of Regularly Scheduled Employee Training

Bullet point descriptions of issues that will be reported on and, at minimum, an oral report including the following:

a.identifying scheduled training completed during the reporting period

b.identifying any scheduled training not completed during the reporting period, the reasons for failure to complete, and remedial steps underway to affect completion and prevent recurrence

Report On Regularly Scheduled Internal Auditing Functions For Company Billing

Bullet point descriptions of issues that will be reported on and, at minimum, an oral report including the following:

a.identifying scheduled audits completed during the reporting period

b.identifying any scheduled audits not completed during the reporting period, the reasons for failure to complete, and remedial steps underway to affect completion and prevent recurrence

Significant New Incident/Complaint/Potential Or Actual Terminations For Cause

Bullet point descriptions of issues that will be reported on and, at minimum, an oral report including the following:

a.identifying staff who have ownership of the action item response

b.describing circumstances of terminations for cause

c.report on whether an assessment has been made on whether outside counsel or consulting expertise is needed to analyze properly the new incident

Exhibit C-Page 7

Report On Monitoring Of Trends Of Significant New Incident or Complaint Issues

Bullet point descriptions of issues that will be reported on and, at minimum, an oral report including the following:

a.provide summary of monthly or quarterly trends in the incidence of significant compliance issues; trends period reported should compare to trailing 12 month reporting periods whether monthly or quarterly

b.specific reporting on any outlier trends developing regarding non-compliance

Report On New Or Anticipated Local, State or Federal Regulatory Or Statutory Changes That Could Affect the Company

Bullet point descriptions of issues that will be reported on and, at minimum, an oral report including the following:

a.description of the new or anticipated change and timeframe for adoption

b.identification of steps taken to determine how the Company will achieve compliance

c.identification of employees with ownership of these compliance steps

Reporting of External Government Regulatory, Audits, Inquiries Or Investigations Of Company By Any Local, State or Federal Regulators

Bullet point descriptions of issues that will be reported on and, at minimum, an oral report including the following:

a.identifying information regarding the government entity engaged in the audit, inquiry or investigation

b.specifying the subject matter of the regulatory inquiry [including but not limited to CMS, State Medicaid Agencies, OSHA, GL claims, patient care matters, insurance claims]

specifying the timeframe for the initiation of the audit, inquiry or investigation and estimate of duration

c.early estimate of likelihood of the audit, investigation or inquiry resulting into a material adverse event for the Company

d.report on whether an assessment has been made on whether outside counsel or consulting expertise is needed to analyze properly the new incident

Exhibit C-Page 8

Report On Pending Or Threatened Litigation By Private Parties

Bullet point descriptions of issues that will be reported on and, at minimum, an oral report including the following:

a.identifying information regarding the potential claim against the Facility

b.early estimate of likelihood of a claim or demand being lodged, litigation being initiated, prospects for early resolution

c.early estimate of the likelihood that the claim could result in a material adverse event for the Company

d.report on whether an assessment has been made on whether outside counsel or consulting expertise is needed to analyze properly the new incident

Date:

Signature of Compliance Officer (or responsible officer)

Exhibit C-Page 9

SCHEDULE 6.2(d)

MANAGEMENT COMPANY ORGANIZATIONAL CHART

100%

Foster Development, Inc.

John Foster

Susan Foster

Schedule 6.2(d)-Page 1